Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ARDEN REALTY, INC.

ARDEN REALTY LIMITED PARTNERSHIP

GENERAL ELECTRIC CAPITAL CORPORATION

TRIZEC PROPERTIES, INC.

TRIZEC HOLDINGS OPERATING LLC

ATLAS MERGER SUB, INC.

AND

ATLAS PARTNERSHIP MERGER SUB, INC.

Dated as of December 21, 2005

i

EXHIBITS

Exhibit A	Term Sheet for Contribution Agreement and Registration Rights Agreement

Exhibit B	Redemption Core Properties

Exhibit C	REIT Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 21, 2005, is made by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Atlas Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Parent (“REIT Merger Sub”), Trizec Properties, Inc., a Delaware corporation (“TZ REIT”), Trizec Holdings Operating LLC, a Delaware limited liability company (“TZ OP”), Arden Realty, Inc., a Maryland corporation (the “Company”), Atlas Partnership Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Partnership Merger Sub”), and Arden Realty Limited Partnership, a Maryland limited partnership (the “Partnership”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”), having determined that it is advisable and in the best interests of the Company and its shareholders, and of the Partnership and its partners, wishes to enter into a series of transactions, including merger transactions on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, immediately following completion of the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale (each as hereinafter defined), the Company and REIT Merger Sub wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, prior to any of the other transactions described herein, a newly formed wholly owned subsidiary of the Company (“New Partner Sub”) will be admitted to the Partnership as a limited partner and will acquire a 0.01% interest in the Partnership in exchange for a capital contribution (the “Admission”);

WHEREAS, immediately following the Admission and prior to any of the other transactions described below, the Partnership wishes to offer to eligible partners of the Partnership the right to have their Partnership Units redeemed (the “Redemption”) in exchange for the Redemption Core Property LLC Interests, subject to and in accordance with the terms hereof;

WHEREAS, immediately following completion of the Redemption and prior to all of the other transactions described below, TZ OP wishes to offer to the Redeeming OP Unit Holders (as hereinafter defined) the right to receive TZ Units in exchange for the Redemption Core Property LLC Interests (the “Exchange”) in the amount specified herein and subject to and in accordance with the terms hereof;

WHEREAS, one-day following completion of the Exchange and prior to all of the other transactions described below, the Company wishes to cause the merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and Section 10-208 of the Maryland Revised Uniform Limited Partnership Act, as amended (“MRULPA”);

WHEREAS, immediately following completion of the Partnership Merger and prior to all of the other transactions described below, the Surviving Partnership will distribute (the “TZ Asset Distribution”) to the Company all of its right, title and interest in and to the assets to be sold to TZ OP pursuant to the Purchase and Sale Agreement (the “TZ Assets”);

WHEREAS, following completion of TZ Asset Distribution and prior to the REIT Merger, Parent shall cause the Company to sell the TZ Assets to TZ OP (the “Asset Sale”);

WHEREAS, the Company Board has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, which has the authority to approve the Partnership Merger, has approved this Agreement, the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale and deemed such transactions advisable and in the best interests of the Partnership and the limited partners of the Partnership and authorized the Partnership to enter into this Agreement and to consummate such transactions on the terms and conditions set forth herein;

WHEREAS, the board of directors of Partnership Merger Sub has declared that this Agreement and the Partnership Merger are advisable on the terms and subject to the conditions set forth herein, and in the best interests of the stockholders of Partnership Merger Sub;

WHEREAS, the Company, as the sole stockholder of Partnership Merger Sub, has approved this Agreement and the Partnership Merger;

WHEREAS, the Company, in its capacity as the sole general partner of the Partnership after the Partnership Effective Time has approved the REIT Merger, the transfer of the Company’s general partner interest in the Partnership pursuant to the REIT Merger and the admission of the Surviving Entity as the general partner of the Partnership as of the Effective Time;

WHEREAS, the board of directors of REIT Merger Sub has declared that this Agreement and the REIT Merger are advisable on the terms and subject to the conditions set forth herein, and in the best interests of the stockholders of REIT Merger Sub;

WHEREAS, Parent, as the sole stockholder of REIT Merger Sub, has approved this Agreement and the REIT Merger;

WHEREAS, as an inducement to the Parent’s and the REIT Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain executive officers of the Company are entering into voting agreements (the “Voting Agreements”) relating to the Company Common Shares owned by such directors and officers; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger, and also to prescribe various conditions to such transactions.

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.

(a)           For purposes of this Agreement:

“Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, or any Significant Subsidiary, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Subsidiaries representing 30% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of any class of equity or voting securities of the Company, or (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 30% or more of any class of equity or voting securities of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the Asset Sale.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Certificates” means any certificate evidencing Company Common Shares.

“Company Stockholder Meeting” means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Stockholder Approval.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Credit Agreement” means that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of July 7, 2005, among the Partnership, Wells Fargo Bank, National Association and the banks party thereto.

 “Environmental Laws” means any United States federal, state or local Laws in existence relating to or imposing liability or standards of conduct concerning any Hazardous Substances, natural resources, pollution or protection of the environment or human health and safety.

“Governmental Damages” means (i) any penalties or fines paid by the Company or any Subsidiary to a Governmental Authority or (ii) any restitution paid by the Company or any Subsidiary to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any Subsidiary of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any Subsidiary.

“Hazardous Substances” means (i) those substances, listed in, defined in or regulated under any Environmental Law, including without limitation, the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Richard S. Ziman, Victor J. Coleman, Richard S. Davis, Robert C. Peddicord, David A. Swartz, Howard S. Stern and Greg Huseby.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, preferential arrangement, restriction, or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, assets, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or resulting from (i) any decrease in the market price of the Company Common Shares (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the office industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv)  any changes in the legal or regulatory conditions in the geographic regions in which the Company and its Subsidiaries operate, (v) the commencement or escalation of a war or material armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (vii) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, or (viii) changes in Law or GAAP affecting the office industry, which in the case of each of clauses (ii), (iii), (v), and (viii) do not disproportionately affect the Company and the Subsidiaries, taken as a whole, relative to other participants in the office industry in the United States, and in the case of clause (iv) does not disproportionately affect the Company and the Subsidiaries, taken as a whole, relative to other participants in the office industry in the geographic regions in which the Company and its Subsidiaries operate.

“Miscellaneous Rights Agreement” means that certain Miscellaneous Rights Agreement, dated as of September 1996, entered into by and among the Company, the Partnership, NAMIZ, Inc., a California corporation, and Richard S. Ziman.

“Partnership Unit” shall have the meaning assigned to it in the Partnership Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith and in each case for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress and not past due and payable; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and not past due and payable; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon and consistent with the current use of the Company property in question; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available by the Company to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 4.02(b) of the Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company Title Insurance Policy provided or made available by the Company to Parent; (vii) matters that arise or have arisen in the ordinary course of business and that would be disclosed on current title reports or surveys and/or (viii) other Liens being contested in good faith in the ordinary course of business consistent with past practice and for which there are adequate reserves on the financial statement of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

 “Representative” means, with respect to any Person, such Person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

“Restricted Shares” means restricted Company Common Shares issued pursuant to any Company Equity Plan.

“Significant Subsidiary” means any Subsidiary whose assets represent 20% or more of the consolidated assets of the Company and the Subsidiaries.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Company.  Without limiting the generality of the foregoing, the Partnership is a Subsidiary of the Company for purposes of this Agreement.

A “Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Proposing Party which the Company Board determines in its good faith judgment (based on, among other things, consultation with its financial advisor) to be more favorable to the holders of Company Common Shares than the REIT Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financing terms, any conditions to consummation, any termination fee or expense reimbursement payable under this Agreement, the likelihood of such Acquisition Proposal being consummated, and the time reasonably expected to be required for consummation).  For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “30%” shall be deemed references to “50%.”

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TZ Material Adverse Effect”  means any event, circumstance, change or effect that is materially adverse to the business, assets, properties, financial condition or results of operations of TZ REIT, TZ OP and their subsidiaries taken as a whole.

“Unit Certificates” means any certificate evidencing Partnership Units.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1031 Exchange	§ 8.12(b)
2005 Balance Sheet	§ 4.06(d)
Accredited Investor	§ 2.02(a)
Acquisition Agreement	§ 8.04(b)
Admission	Recitals
Adverse Recommendation Change	§ 8.04(b)
Aggregate Redemption Value	§ 2.02(g)
Agreement	Preamble
Articles of Merger	§ 2.09(b)
Arden Indemnified Parties	§ 8.07(a)
Asset Sale	Recitals
AVP	§ 8.13
AVP Entities	§ 8.13
Blue Sky Laws	§ 4.04(b)
Capital	§ 8.13
Claim	§ 8.07(a)
Closing	§ 2.10

Closing Date	§ 2.10
Code	§ 4.09(a)
Company	Preamble
Company Board	Recitals
Company Bylaws	§ 4.01(f)
Company Charter	§ 4.01(a)
Company Common Share Merger Consideration	§ 3.01(c)
Company Common Shares	§ 3.01(b)
Company Employees	§ 8.08(a)
Company Equity Plans	§ 3.01(d)
Company Intellectual Property	§ 4.13
Company Leases	§ 4.12(f)
Company Plans	§ 8.08(a)
Company Property	§ 4.12(a)
Company Representatives	§ 8.04(a)
Company Share Options	§ 3.01(d)
Company Stock Rights	§ 4.02(c)
Company Stockholder Approval	§ 4.03(b)
Company Title Insurance Policy	§ 4.12(c)
Confidentiality Agreement	§ 8.03(c)
Disclosure Schedule	Article IV
Effective Time	§ 2.09(b)
ERISA	§ 4.09(a)
Exchange	Recitals
Exchange Act	§ 4.04(b)
Exchange Effective Time	§ 2.03(a)
Exchange Fund	§ 3.03(a)
Exchanging OP Unit Holder	§ 2.03(a)
Existing Units	§ 3.02(a)
Expenses	§ 8.07(a)
Expiration Date	§ 10.01(c)
Form of Election	§ 8.10(a)
GAAP	§ 4.06(b)
Governmental Authority	§ 4.04(b)
Ground Lease(s)	§ 4.12(h)
HSR Act	§ 4.04(b)
Incentive Plan	§ 3.01(e)
Interim Period	§ 7.01(a)
IRS	§ 4.09(a)
Law	§ 4.04(a)
Material Contract	§ 4.16(a)
Mergers	Recitals
MGCL	Recitals
MRULPA	Recitals
New Partner Sub	Recitals

NYSE	§ 4.04(b)
Option Merger Consideration	§ 3.01(d)
Parent	Preamble
Parent Benefit Plans	§ 8.08(a)
Parent Expenses	§ 10.03©
Participation Agreements	§ 4.12(m)
Participation Interest	§ 4.12(m)
Participation Party	§ 4.12(m)
Partnership	Preamble
Partnership Agreement	§ 4.01(f)
Partnership Merger	Recitals
Partnership Merger Articles	§ 2.09(a)
Partnership Merger Consideration	§ 3.02(a)
Partnership Merger Effective Time	§ 2.09(a)
Partnership Merger Sub	Preamble
Paying Agent	§ 3.03(a)
Permits	§ 4.05
Plans	§ 4.09(a)
Property Restrictions	§ 4.12(a)
Proposing Party	§ 8.04(a)
Proxy Statement	§ 4.04(b)
Purchase and Sale Agreement	§ 2.06
Purchased LLC Interest	§ 2.01(a)
Qualifying Debt	§ 2.02(g)
Redeeming OP Unit Holder	§ 2.02(a)
Redemption	Recitals
Redemption Core Properties	§ 2.02(g)
Redemption Core Property I	§ 2.02(g)
Redemption Core Property II	§ 2.02(g)
Redemption Core Property I Debt	§ 2.02(g)
Redemption Core Property II Debt	§ 2.02(g)
Redemption Core Property II Allocated Value	§ 2.02(g)
Redemption Core Property I LLC	§ 2.02(g)
Redemption Core Property II LLC	§ 2.02(g)
Redemption Core Property I LLC Interest	§ 2.02(g)
Redemption Core Property II LLC Interest	§ 2.02(g)
Redemption Core Property I Net Value	§ 2.02(g)
Redemption Core Property II Net Value	§ 2.02(g)
Redemption Effective Time	§ 2.02(g)
Redemption OP Units	§ 2.02(g)
Redemption Percentage	§ 2.02(g)
REIT	§ 4.14(b)
REIT Merger	Recitals
REIT Merger Sub	Preamble
Required Debt	§ 2.02(a)
SDAT	§ 2.09(b)

SEC	§ 4.04(b)
SEC Reports	§ 4.06(a)
Section 16	§ 8.08(d)
Securities Act	§ 4.04(b)
Subsequent Determination	§ 8.04(b)
Surviving Bylaws	§ 2.08(a)
Surviving Charter	§ 2.08(a)
Surviving Entity	§ 2.07
Surviving Partnership	§ 2.04
Surviving Partnership Agreement	§ 2.08(b)
Tax Protection Agreement	§ 4.14(o)
Termination Date	§ 10.01
Termination Fee	§ 10.03(b)(i)
Third Party	§ 4.12(i)
Transfer Taxes	§ 8.09
TZ Asset Distribution	Recitals
TZ Assets	Recitals
TZ Confidentiality Agreement	§ 8.03(d)
TZ OP	Preamble
TZ OP Unit Value	§ 2.03(a)
TZ REIT	Preamble
TZ SEC Reports	§ 6.05(a)
TZ Unit	§ 2.03(a)
Uncertificated Units	§ 3.03(e)
Voting Agreements	Recitals

ARTICLE II

THE MERGER

SECTION 2.01.  Admission of New Partner Sub.

Prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, the New Partner Sub shall be admitted to the Partnership as a limited partner and shall acquire Partnership Units of a new series of Partnership Interests, designated by the Company, representing a 0.01% interest in the Partnership in exchange for an appropriate capital contribution to the Partnership.

SECTION 2.02.  Redemption of OP Units For LLC Interests.

(a)           Following the Admission and prior to the effective time of any of the other transactions provided for in this Article II, all holders of Partnership Units (other than the Company or any of its Subsidiaries) who qualify as “accredited investors” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) (each, an “Accredited Investor”) and who shall have properly submitted and not have subsequently withdrawn Forms of Election in accordance with the procedures and time periods specified in Section 8.10, all in accordance with the terms and subject to the conditions hereof and as contemplated hereby

(each, a “Redeeming OP Unit Holder”), shall, to the extent so elected, have their Partnership Units redeemed (with an aggregate value equal to the Aggregate Redemption Value (as defined below)) by the Partnership, and the Partnership agrees to redeem such Partnership Units, in exchange for (1) first, a percentage interest in Redemption Core Property I LLC equal to the lesser of (A) 100% or (B) the percentage equal to (x) the Aggregate Redemption Value divided by (y) the Redemption Core Property I Net Value, and (2) second, if the Redemption Core Property I Net Value is less than the Aggregate Redemption Value, then the Redeeming OP Unit Holders shall receive a percentage interest in Redemption Core Property II LLC equal to the percentage equal to (x) the Aggregate Redemption Value minus the Redemption Core Property I Net Value divided by (y) the Redemption Core Property II Net Value.  Notwithstanding the foregoing, if the Redemption Core Property I Debt is less than an amount equal to 110% of the aggregate of the “negative tax capital account” balances of the Redeeming OP Unit Holders, as of the Redemption Effective Time (the “Required Debt”), the amount of which Required Debt shall in no event exceed $75.0 million, the Redeeming OP Unit Holders shall receive interests in Redemption Core Property I LLC and Redemption Core Property II LLC with values equal, in the aggregate, to the Aggregate Redemption Value.  Such redemption distributions shall be made to the individual Redeeming OP Unit Holders in proportion to their respective Redemption Percentages.

(b)      In connection with the Redemption, the Partnership shall provide Redeeming OP Unit Holders with the opportunity to guarantee the Redemption Core Property I Debt and/or Redemption Core Property II Debt, in an aggregate amount not less than the Required Debt, which guarantee opportunity shall be allocated among the Redeeming OP Unit Holders as determined by the Partnership.  One-hundred percent (100%) of any Redemption Core Property II Debt shall be made available for guarantee by Redeeming OP Unit Holders at the time it is incurred.

(c)           Prior to the Redemption Effective Time, (i) the Partnership and any other Company Subsidiary that owns any right, title or interest in the Redemption Core Properties shall have conveyed to Redemption Core Property I LLC and Redemption Core Property II LLC, as applicable, all of their respective right, title and interest in the Redemption Core Properties, free and clear of all Liens other than Permitted Liens (excluding any Liens securing the Redemption Core Property I Debt or Redemption Core Property II Debt), and (ii) each of Redemption Core Property I LLC and Redemption Core Property II LLC shall have assumed and accepted from the Partnership and any such Company Subsidiaries all liabilities and obligations of such parties arising from and after the Redemption Effective Time under any leases and contracts primarily related to the Redemption Core Property I and Redemption Core Property II, as applicable (other than any leasing or management agreement or other service agreement under which the Company or any Company Subsidiary is entitled to provide services with respect to any Redemption Core Property, which agreements shall be terminated as of the Closing Date) and the obligations under the Redemption Core Property I Debt and the Redemption Core Property II Debt, if any.  The parties agree that the value of Redemption Core Property I has been allocated as set forth on Exhibit B hereto.  The terms of the Redemption pursuant to this Section 2.02 shall not be affected by any change in the value of the Redemption OP Units or of the Redemption Core Properties, in each case, during the Interim Period.

(d)           Except with respect to a Redeeming OP Unit Holder that has contributed property to the Partnership in exchange for Redemption OP Units in the seven years prior to the Redemption, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Redemption will be treated as a non-taxable distribution of an undivided interest in the Redemption Core Properties from the Partnership to the Redeeming OP Unit Holders in liquidation and redemption of the Redeeming OP Unit Holders’ entire interests in the Partnership under Section 731 of the Code, with no gain required to be recognized by the Redeeming OP Unit Holders or the Partnership as a result thereof, subject to each Redeeming OP Unit Holder assuming or otherwise guaranteeing a portion of the Redemption Core Property I Debt and Redemption Core Property II Debt as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such holder.

(e)           Concurrently with the Redemption, the Partnership shall assume and the Company and the Partnership shall indemnify and hold harmless all Redeeming OP Unit Holders from, all liability under debt guarantees, contribution agreements and deficit restoration obligations previously executed by Redeeming OP Unit Holders, to the extent that such guarantee agreements or obligations are related to any debt of the Company, the Partnership or an affiliate of the Company or the Partnership other than the Redemption Core Property I Debt and the Redemption Core Property II Debt. After the REIT Merger, Parent shall guarantee all such obligations.

(f)            At the Redemption Effective Time, the Partnership shall distribute to each Redeeming OP Unit Holder for each Redemption OP Unit an amount in cash equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Redemption OP Units have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs.

(g)           For purposes of this Agreement:

“Aggregate Redemption Value” means the product of (A) the aggregate number of Redemption OP Units times (B) $45.25.

“Qualifying Debt” shall be nonrecourse indebtedness (i) provided by a lender that does not have an interest in TZ OP and is not related to TZ OP (other than as a lender) with the meaning of Section 465 of the Code, and (ii) secured by a Lien on Redemption Core Property I or Redemption Core Property II, as applicable, and each property shall have a value of no less than two times the aggregate amount of the guarantees of the indebtedness of such property executed by Redeeming OP Unit Holders.  Indebtedness shall not be Qualifying Debt if and when there is another guarantee (other than a guarantee by a Redeeming OP Unit Holder) of the same portion of such indebtedness guaranteed by the Redeeming OP Unit Holder, except that TZ OP shall be permitted to enter into a guarantee of any such debt so long as in connection with such guarantee, TZ OP offers to the Redeeming OP Unit Holders the opportunity to indemnify and hold TZ OP harmless with respect to TZ OP’s guarantee in an amount and on the terms of the Redeeming OP Unit Holder’s direct liability to the lender under the terms of the Redeeming OP Unit Holder’s guarantee.

“Redemption Core Properties” means Redemption Core Property I and Redemption Core Property II.

“Redemption Core Property I” means that Company Property identified on Exhibit B attached hereto as Redemption Core Property I.

“Redemption Core Property II” means an asset otherwise to be transferred pursuant to the Purchase and Sale Agreement to be identified by TZ OP prior to the Closing, which shall have a Redemption Core Property II Allocated Value greater than or equal to the sum of (A) the Aggregate Redemption Value minus (B) the Redemption Core Property I Net Value.

“Redemption Core Property II Allocated Value” means value allocated to Redemption Core Property II and mutually agreed upon by TZ OP and the Partnership.

“Redemption Core Property LLC Interests” means, collectively, the Redemption Core Property I LLC Interests and the Redemption Core Property II LLC Interests.

“Redemption Core Property I Debt”  means the aggregate of any principal and accrued but unpaid interest with respect to any Qualified Debt secured by any Lien on Redemption Core Property I.

“Redemption Core Property II Debt”  means the aggregate of any principal and accrued but unpaid interest with respect to any Qualified Debt secured by any Lien on Redemption Core Property II, and any Redemption Core Property II Debt shall contain commercially reasonable terms, and have a remaining term of at least 2 years at the time of the Redemption or be refinanced with Qualified Debt that is available for guarantee by the Redeeming OP Unit Holders.

“Redemption Core Property I LLC” means the limited liability company that owns at the Redemption Effective Time all of the Partnership’s right, title and interest in Redemption Core Property I.

“Redemption Core Property II LLC” means the limited liability company that owns at the Redemption Effective Time all of the Partnership’s right, title and interest in Redemption Core Property II.

“Redemption Core Property I LLC Interest” means the interest in Redemption Core Property I LLC.

“Redemption Core Property II LLC Interest” means the interest in Redemption Core Property II LLC.

“Redemption Core Property I Net Value” means the value allocated to Redemption Core Property I (as set forth on Exhibit B) minus the Redemption Core Property I Debt.

“Redemption Core Property II Net Value” means the Redemption Core Property II Allocated Value minus the Redemption Core Property II Debt.

“Redemption Effective Time” means the time at which the Redemption closes.

“Redemption OP Units” means, with respect to any Redeeming OP Unit Holder, the aggregate number of Partnership Units held by such Redeeming OP Unit Holder that such holders have elected to have redeemed pursuant to this Section 2.02 at the Redemption Effective Time.

“Redemption Percentage” means, with respect to each Redeeming OP Unit Holder, a percentage determined by dividing the number of Redemption OP Units held by such holder as of the Redemption Effective Time by the aggregate Redemption OP Units held by all Redeeming OP Unit Holders as of such time.

SECTION 2.03.  Contribution of Redemption Core Properties in Exchange for TZ Units.

(a)           Following the Admission and Redemption and prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, each Redeeming OP Unit Holder shall contribute to TZ OP all of such holder’s right, title and interest in the Redemption Core Property LLC Interests and shall be admitted as a member of TZ OP and TZ OP agrees to, and shall deliver to such holder, in exchange for such contribution a number of Class B Series II interests in TZ OP (each, a “TZ Unit”) equal to the number of Redemption OP Units such Redeeming OP Unit Holder elected to have redeemed by the Partnership multiplied by the quotient (carried out to four decimal places) determined by dividing $45.25 by the TZ OP Unit Value.  For purposes hereof, “TZ OP Unit Value” shall mean $21.89, provided, however, that if the average closing price of a share of common stock of TZ REIT on the New York Stock Exchange for the ten (10) consecutive trading days ending on the third trading day prior to the Closing Date (the “TZ REIT Ten Day Average”) is greater than $23.50, or less than $18.89, then the TZ OP Unit Value shall equal the TZ REIT Ten Day Average.  The time at which the Exchange closes is referred to herein as the “Exchange Effective Time.” Each TZ Unit shall entitle such holder (each, an “Exchanging OP Unit Holder”) to the rights, duties and obligations as more fully set forth in the Limited Liability Company Agreement of TZ OP, dated as of December 22, 2004, as amended in connection with the Exchange, and in the applicable Contribution Agreement and Registration Rights Agreement.  TZ OP shall be admitted as a member of Redemption Core Property I LLC and Redemption Core Property II LLC and shall hold all legal and beneficial right and title to the membership interests contributed by the Exchanging OP Unit Holders.  No fractional TZ Units shall be issued to any Exchanging OP Unit Holder in the Exchange.  Instead, the number of TZ Units to be issued to each Exchanging OP Unit Holder in the Exchange shall be rounded to the nearest whole number of TZ Units, with one-half of a TZ Unit being rounded up to a whole TZ Unit.

(b)           If TZ OP changes the number of TZ Units issued and outstanding prior to the Closing Date by way of unit split, recapitalization or similar transaction, the number of TZ Units to be issued in exchange for each Redemption OP Unit shall be proportionately adjusted, as applicable, to reflect such a transaction or transactions.

(c)           At the Exchange Effective Time, each of TZ REIT and TZ OP shall execute and deliver, for the benefit of each Exchanging OP Unit Holder a contribution agreement (the “Contribution Agreement”) and registration rights agreement (the “Registration Rights Agreement”), each of which shall be negotiated in good faith and mutually agreed to by TZ REIT, TZ OP and the Partnership and shall be consistent with and incorporate the terms for such agreements set forth in the term sheet attached hereto as Exhibit A.  The terms of such Contribution Agreement will govern the maintenance and repayment of the Redemption Core Property I Debt and the Redemption Core Property II Debt.

(d)           TZ REIT, TZ OP, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Exchange will be treated as a non-taxable contribution by the Exchanging OP Unit Holders of their interests in Redemption Core Properties to TZ OP in exchange for partnership interests in TZ OP, with no gain required to be recognized by the Exchanging OP Unit Holders as a result thereof, subject to each Exchanging OP Unit Holder continuing to be allocated a portion of the indebtedness of TZ OP as necessary to avoid income or gain attributable to any “negative tax capital account” attributable to such holder.

(e)           Notwithstanding anything herein to the contrary, each of the parties acknowledge and agree that the completion of the Exchange is not, and shall not be, a condition of the REIT Merger, the Partnership Merger or the Asset Sale and the parties hereto shall be obligated to consummate the REIT Merger and the Partnership Merger in accordance with the terms of this Agreement, provided that nothing in this Section 2.03(e) shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder.  In the event that the Exchange does not occur due to a breach of any agreement or any covenant by TZ REIT or TZ OP, Exchanging OP Unit Holders shall be paid the Partnership Merger Consideration by Parent and TZ OP shall pay to each Exchanging OP Unit Holder the sum of (i) the amount of taxable income or gain recognized by the Exchanging OP Unit Holder by virtue of the occurrence of the transactions contemplated hereby, multiplied by the maximum combined federal and applicable state and local income tax rates for the related taxable year and applicable to the character of the resulting gain, plus (ii) a “gross-up” amount equal to the taxes (calculated at the rates described above) associated with the payment of the amount described in clause (i) and this clause (ii).  TZ REIT and TZ OP shall have no liability for damages arising from such breach of this Agreement other than payment of the foregoing amounts.

(f)            In the event that the Closing does not occur on or before June 30, 2006, other than by reason of a breach of any agreement or covenant by TZ REIT or TZ OP hereunder, the obligations of TZ OP to effect the Exchange shall terminate.

SECTION 2.04.  Partnership Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and Section 10-208 of the MRULPA one day after the completion of the Admission, Redemption and Exchange, at the Partnership Merger Effective Time, Partnership Merger Sub and the Partnership shall consummate the Partnership Merger pursuant to which (i) Partnership Merger Sub shall be merged with and into the Partnership and the separate existence of Partnership Merger Sub shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”).  The Partnership Merger shall have the effects specified in the MGCL and Section 10-208(j) of the MRULPA.  The Company and the Partnership intend that, for U.S. federal and state income tax purposes, the Partnership Merger will be treated as a redemption of interests in the Partnership by those partners receiving cash.

SECTION 2.05.  TZ Asset Distribution.

Following the Admission, Redemption, Exchange and Partnership Merger and prior to the effective time of any of the other transactions provided for in this Article II, at the Closing, the Partnership shall distribute all of its right, title and interest in the TZ Assets to the Company in partial redemption of its Partnership Units.

SECTION 2.06.  Asset Sale.

In accordance with the purchase and sale agreement by and between TZ OP and Parent (the “Purchase and Sale Agreement”) following the Admission, Redemption, Exchange, Partnership Merger and TZ Asset Distribution, and prior to the Effective Time, Parent shall cause the Company to sell the TZ Assets to TZ OP (or its designee).  The parties shall take all necessary steps and execute all necessary documents to cause the Company to be permitted and obligated to sell the TZ Assets to TZ OP.  The parties acknowledge and agree that the consummation of the Asset Sale is not a condition to the REIT Merger, and in the event the Asset Sale does not occur, the parties hereto shall nevertheless be obligated to consummate the REIT Merger in accordance with the terms of this Agreement; provided that nothing in this Section 2.06 shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder.

SECTION 2.07.  REIT Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Effective Time, REIT Merger Sub and the Company shall consummate the REIT Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the REIT Merger (the “Surviving Entity”).  The REIT Merger shall have the effects specified in Section 3-114 of the MGCL.  Parent, the Company and the Partnership intend that, for U.S. federal and state income tax purposes, the REIT Merger shall be treated as a taxable sale by the Company of all of its assets to REIT Merger Sub in exchange for the Merger Consideration and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Company’s Common Shares, pursuant to Section 331 and Section 562 of the Code.

SECTION 2.08.  Charter; Bylaws; Partnership Agreement.

(a)           The Charter and bylaws of REIT Merger Sub shall be the charter (the “Surviving Charter”) and bylaws (the “Surviving Bylaws”) of the Surviving Entity until the same shall be amended as provided by Law and such Surviving Charter.

(b)           No later than the Effective Time, Parent shall specify the form of limited partnership agreement which shall be the limited partnership agreement of the Surviving Partnership in full force and effect immediately following the Effective Time until thereafter amended as provided therein or by Law (the “Surviving Partnership Agreement”).

SECTION 2.09.  Effective Times.

(a)           At the Closing, the Partnership shall file with the SDAT articles of merger (the “Partnership Merger Articles”), executed in accordance with the applicable provisions of the MGCL and the MRULPA and shall make all other filings or recordings required under the MGCL and the MRULPA to effect the Partnership Merger.  The Partnership Merger shall become effective at such time as the Partnership Merger Articles has been accepted for record by the SDAT, or such later time which the Company and Parent shall have agreed upon and designated in the Partnership Merger Articles in accordance with the MGCL and the MRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b)           At the Closing, REIT Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL.  The REIT Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the Company and Parent shall have agreed upon and designated in the Articles of Merger in accordance with Section 3-113 of the MGCL as the Effective Time, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

SECTION 2.10.  Closing.  The closing of the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger (the “Closing”) shall occur over two (2) successive Business Days and as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by either the Company or Parent (whichever is entitled to the benefit of the same) and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Latham & Watkins LLP, 633 W. Fifth Street, Ste. 4000, Los Angeles, CA, or at such other place as agreed to by the parties hereto.  The Admission, the Redemption and the Exchange will occur on the first Business Day and the Partnership Merger, the TZ Asset Distribution, the Asset Sale and the REIT Merger shall occur on the second Business Day of the Closing.  The Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale shall not be conditions to the consummation of the REIT Merger.

SECTION 2.11.  Directors and Officers of the Surviving Entity.  The directors of REIT Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Charter and Surviving Bylaws of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.12.  Partnership Matters.  The Surviving Entity shall be the general partner of the Surviving Partnership following the Effective Time.

ARTICLE III
EFFECT OF THE MERGERS

SECTION 3.01.  Effect on Shares.

As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holder of any shares of common stock of the Company or the REIT Merger Sub:

(a)           Each share of stock of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding share of stock of the Surviving Entity.

(b)           Each share of common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Shares”) that is owned by any Subsidiary or by REIT Merger Sub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)           Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $45.25, plus (ii) an amount in cash to be paid by the Company equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs (collectively, the “Company Common Share Merger Consideration”).

(d)           Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee share option or compensation plan or arrangement of the Company (“Company Equity Plans”), whether or not then exercisable and regardless of the exercise price thereof, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”).  If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof.  Parent shall cause the Paying Agent to make, and the Paying Agent shall make, all payments under this paragraph out of the Exchange Fund within five (5) Business Days following the Closing Date.

(e)           Parent and REIT Merger Sub acknowledge that Restricted Shares issued pursuant to the Third Amended and Restated Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership (the “Incentive Plan”) as set forth in Section 3.01(e)

of the Disclosure Schedule will not be subject to any forfeiture or vesting requirements and all such Restricted Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

SECTION 3.02.  Effect on Partnership Interests.

As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership or Partnership Merger Sub:

(a)           Each partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (the “Existing Units”) (other than Existing Units held by the Company or any of the Subsidiaries), subject to the terms and conditions set forth herein, shall, in consideration of the Partnership Merger, be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $45.25, plus (ii) an amount in cash to be paid by the Partnership equal to $0.505 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Existing Units have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs (collectively, the “Partnership Merger Consideration”).

(b)           Each share of stock in the Partnership Merger Sub shall automatically be canceled and cease to exist, the holder thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(c)           The general partner interests of the Partnership and the partnership interests held by New Partner Sub shall continue to be partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

SECTION 3.03.  Exchange of Certificates, Unit Certificates and Uncertificated Units.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment in accordance with this Article III of the Company Common Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration (collectively, such cash and shares being referred to as the “Exchange Fund”).  On or before the Effective Time, (i) Parent shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c) and the Option Merger Consideration, (ii) the Company shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c) and (iii) the Partnership shall deposit with the Paying Agent the portion of the Partnership Merger Consideration payable by it in respect of Existing Units pursuant to Section 3.02(a), in each case for the benefit of the holders of Company Common Shares, Company Share Options and Existing Units who will receive the merger consideration in accordance with the provisions of this Article III.  The Parent shall cause the Paying Agent to make, and the Paying

Agent shall make, payments of the Company Common Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Articles.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b)           Share and Existing Unit Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares.  From and after the Effective Time, persons who held Company Common Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates or Unit Certificates (other than Unit Certificates for Redemption OP Units) presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby or, as applicable, for the Partnership Merger Consideration with respect to the Existing Units formerly represented thereby.  From and after the Partnership Merger Effective Time, there shall be no transfers on the transfer books of the Partnership or the Surviving Partnership of Existing Units.  From and after the Partnership Merger Effective Time, the holders of Existing Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

(c)           Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were exchanged for the right to receive the Company Common Share Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.03.  No interest shall be paid or accrue on the Common Share Merger Consideration.

(d)           Exchange Procedures for Unit Certificates.  Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held Existing Units that were represented by Unit Certificates and that were exchanged for the right to receive the Partnership Merger Consideration pursuant to Section 3.02:  (i) a letter of transmittal (which shall specify that delivery of Unit Certificates shall be effected, and risk of loss and title to the Unit Certificates shall pass to the Paying Agent, only upon delivery of the Unit Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Unit Certificates in exchange for the Partnership Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Unit Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Unit Certificate shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Existing Units previously represented by such Unit Certificate pursuant to the provisions of this Article III, and the Unit Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.03, each Unit Certificate, other than Unit Certificates representing Redemption OP Units, shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the Partnership Merger Consideration as contemplated by this Section 3.03.  No interest shall be paid or accrue on the Partnership Merger Consideration.

(e)           Exchange Procedures for Uncertificated Existing Units. Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held Existing Units that were not represented by Unit Certificates (“Uncertificated Units”) and that were exchanged for the right to receive the Partnership Merger Consideration pursuant to Section 3.02:  (i) a letter of transmittal (which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the exchange of the Uncertificated Units for the Partnership Merger Consideration to which the holder thereof is entitled.  Upon delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Uncertificated Units shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Existing Units previously held pursuant to the provisions of this Article III.

In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name such records indicate if Parent shall be presented with a proper form for such transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than indicated in such records or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until the procedures set forth in this Section 3.03(e) have been satisfied, each Uncertificated Unit shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive the Partnership Merger Consideration as contemplated by this Section 3.03.  No interest shall be paid or accrue on the Partnership Merger Consideration.

(f)            No Further Ownership Rights in Company Common Shares, Company Share Options or Existing Units Exchanged for Partnership Merger Consideration; Share Transfers and Existing Unit Transfers.  At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration, provided under this Article III.  The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).  The Partnership Merger Consideration paid with respect to Existing Units that are exchanged therefor in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Existing Units, and on and after the Partnership Merger Effective Time the holder of any such Existing Unit shall have no further rights with respect to any Existing Unit, other than the right to receive the Partnership Merger Consideration provided under this Article III.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Company Share Options or Existing Units which were exchanged for the right to receive Partnership Merger Consideration for twelve (12) months after the Effective Time shall be delivered to the Parent and any holders of shares of Company Common Shares, Company Share Options or Existing Units prior to the Mergers who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity and/or the Surviving Partnership for payment of the Company Common Share Merger Consideration, the Option Merger Consideration or the Partnership Merger Consideration, as applicable.

(h)           No Liability.  None of Parent, REIT Merger Sub, Partnership Merger Sub, the Surviving Entity, the Company, the Partnership, the Surviving Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration, Option Merger Consideration

or Partnership Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)            Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund, as directed by the Surviving Entity, on a daily basis.  Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Option Merger Consideration or Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(j)            Lost Certificates or Unit Certificates.  If any Certificate or Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Unit Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof, or will issue in exchange for such lost, stolen or destroyed Unit Certificate the Partnership Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 3.04.  Withholding Rights.

The Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares or Company Share Options or to any holders of Existing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Share Options or Existing Units in respect of which such deduction and withholding was made by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable.

SECTION 3.05.  Dissenters’ Rights.

No appraisal rights or objectors’ rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE PARTNERSHIP

Concurrently with the execution and delivery of this Agreement, the Company and the Partnership are delivering to Parent a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedule”).  Any exception, qualification, limitation, document or other item listed or described in any section or subsection of the Disclosure Schedule shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Disclosure Schedule as, and to the extent, it is reasonably clear on the face of the Disclosure Schedule that such item applies to such other section or subsection.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article IV.

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, the Company and the Partnership hereby jointly and severally represent and warrant to Parent and REIT Merger Sub that:

SECTION 4.01.  Existence; Good Standing; Authority; Compliance with Law.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  The charter of the Company (the “Company Charter”) is in effect.  The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.  Section 4.01(a) of the Disclosure Schedule sets forth the jurisdictions in which the Company is qualified as a foreign corporation.  The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)           The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland.  The certificate of limited partnership of the Partnership is in effect.  The Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.  Section 4.01(b) of the Disclosure Schedule sets forth the jurisdictions in which the Partnership is qualified as a foreign limited partnership.  The Partnership has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c)           Section 4.01(c) of the Disclosure Schedule sets forth: (i) each Subsidiary; (ii) the legal form of each Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each of the Subsidiaries that is held by the Company or its Subsidiaries.  Except as listed in Section 4.01(c) or 4.12(m) of the Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other equity interest of any other Person.

(d)           Each of the Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have or would not reasonably be expected to have a Material Adverse Effect.  Section 4.01(d) of the Disclosure Schedule sets forth the jurisdictions in which each Subsidiary is qualified as a foreign entity.  Each Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(e)           Except as set forth in Section 4.01(e) of the Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of the Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien, and all equity or voting interests in each of the Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Subsidiaries or by the Company and one of the Subsidiaries are owned free and clear of any Lien.

(f)            The Company has previously made available to Parent true and complete copies of (i) the Company Charter and the Bylaws of the Company (the “Company Bylaws”); (ii) the Partnership’s Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”); and (iii) the certificate of incorporation, bylaws, partnership agreement, operating agreement and similar organizational documents for each of the Subsidiaries, each as amended through the date hereof (except as contemplated by this Agreement).

SECTION 4.02.  Capitalization.

(a)           The authorized shares of stock of the Company consist of (i) 100,000,000 Company Common Shares, of which, as of December 1, 2005, 67,316,215 were issued and outstanding, and (ii) 20,000,000 shares of the preferred stock, par value $0.01 per share, of the Company, of which none are issued.  As of December 1, 2005, 2,341,100 Company Common Shares have been reserved for issuance pursuant to the Incentive Plan, as listed in Section 4.02(a) of the Disclosure Schedule and 929,820 Company Share Options were outstanding.  The Company has no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above.  Since December 1, 2005, the Company has not issued or sold any Company Common Shares, Restricted Shares or Company Share Options (other than issuances, if any, of Company Common Shares upon the exercise of Company Share Options).  All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws.

(b)           The Company has issued and outstanding the secured and unsecured debt instruments listed in Section 4.02(b) of the Disclosure Schedule.  Section 4.02(b) of the Disclosure Schedule sets forth a list of all such instruments, their outstanding principal amounts as of November 30, 2005, interest rates and maturity dates.  The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the partners of the Partnership on any matter.

(c)           Except for the Company Share Options and Restricted Shares (collectively, the “Company Stock Rights”), and the Existing Units, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company, the Partnership or any Subsidiary to issue, transfer or sell any shares of common stock, partnership interests or other equity interests or any investment that is convertible into or exercisable or exchangeable for any such shares or interests.  Section 4.02(c) of the Disclosure Schedule sets forth a list of the Company Stock Rights, the number of shares subject to each Company Stock Right, the type of Company Stock Right, the per share exercise price or purchase price for each Company Stock Right that is a Company Share Option, and whether the Company Share Option is qualified or nonqualified, in each case, as of the date of this Agreement.  Except for the Company Stock Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards, “phantom” shares or similar rights or awards.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.02(c) have been made available to Parent.

(d)           Except for the Voting Agreements and as set forth in Section 4.02(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares, nor does the Company have knowledge, as of the date of this Agreement, of any third party agreements or understandings with respect to the voting of any such shares.

(e)           Except as set forth in the Miscellaneous Rights Agreement or Section 4.02(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f)            The Company is the sole general partner of the Partnership and, as of the date hereof, owns approximately 97.5% of the Partnership Units.  Section 4.02(f) of the Disclosure Schedule sets forth a list of all other holders of the Partnership Units and the number and type (e.g., general, limited, etc.) of Partnership Units held.  There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership to issue, transfer or sell any partnership interests of such Partnership.  Except as set forth in the Partnership Agreement or Section 4.02(f) of the Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership.  Except as set forth in Section 4.02(f) of the Disclosure Schedule, the partnership interests owned by the Company are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

SECTION 4.03.  Authority Relative to this Agreement.

(a)           Each of the Company and Partnership Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the REIT Merger and the other transactions contemplated hereby.  No other corporate or partnership proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby (other than, with respect to the REIT Merger and this Agreement, the Company Stockholder Approval).  This Agreement has been duly and validly executed and delivered by the Company and Partnership Merger Sub and, assuming due authorization, execution and delivery hereof by each of Parent, REIT Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of the Company and Partnership Merger Sub, enforceable against the Company and Partnership Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Partnership Merger Sub is a direct wholly owned subsidiary of the Company.  Partnership Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Partnership Merger Sub has no subsidiaries. The sole stockholder of Partnership Merger Sub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by the sole stockholder of Partnership Merger Sub for the consummation of the Mergers (to the extent that it is a party thereto).

(b)           The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the REIT Merger, the Partnership Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the REIT Merger, the Partnership Merger, and the other transactions contemplated hereby.  The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and, subject to the Company’s compliance, in all material respects, with the provisions of Section 8.04(b) hereof, will recommend to the stockholders that they vote in favor of the REIT Merger.  The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least two-thirds (2/3) of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Stockholder Meeting (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of security of the Company necessary to adopt this Agreement and approve the REIT Merger.

(c)           The Partnership has all necessary partnership power and authority to execute and deliver this Agreement to which it is a party and to consummate the Partnership Merger and the other transactions contemplated hereby.  Except for the consent of the holders of 66% of the partnership units of the Partnership which are outstanding after the Partnership Merger, which consent has already been given by the Company, which will own 99.99% of the outstanding partnership units at that time, no partnership proceedings on the part of the Partnership or its general or limited partners (other than the Company sending notice to the New Partner Sub of the vote on the REIT Merger and the vote on the amendment to the Partnership Agreement) are necessary to authorize this Agreement or to consummate the Partnership Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Parent, REIT Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

SECTION 4.04.  No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.04 of the Disclosure Schedule, the execution and delivery by the Company, the Partnership and Partnership Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate the organizational documents of the Company, the Partnership or any other Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company, the Partnership or any other Subsidiary or by which any property or asset of the Company, the Partnership or any other Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any consent or notice,  trigger any payment, or result in the creation of a Lien on any property or asset of the Company, the Partnership or any other Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement (including, without limitation, any Plan), lease, ground lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery by the Company, the Partnership and Partnership Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Mergers to be sent to the Company’s stockholders

(as amended or supplemented from time to time, the “Proxy Statement”), (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (E) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and as to the Partnership Merger, the filing of the Partnership Merger Articles with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

SECTION 4.05.  Permits; Compliance.

Except as set forth in Section 4.05 of the Disclosure Schedule, each of the Company, the Partnership and the other Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Partnership or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have or would not reasonably be expected to have a Material Adverse Effect.  No suspension, cancellation or modification of any of the Permits is pending or, to the knowledge of the Company, threatened except where the failure to have or the suspension, cancellation or modification would not have a Material Adverse Effect.  Neither the Company, the Partnership nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company, the Partnership or any other Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company, the Partnership or any other Subsidiary is a party or by which the Company, the Partnership or any other Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any Subsidiary nor, to the knowledge of the Company, any of their respective directors, managers, members, partners or officers, has (i) used any of the Company’s, the Partnership’s or any Subsidiary’s funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official or employee from any of the Company’s, Partnership’s or any Subsidiary’s funds; or (iii) made any bribe, rebate, payoff, influence payment, “kickback” or other unlawful payment to any person or entity with respect to any of the Company’s, Partnership’s or any Subsidiary’s matters.

SECTION 4.06.  SEC Filings; Financial Statements.

(a)           Each of the Company and the Partnership has filed or furnished all forms, reports and documents (including all exhibits) required to be filed or furnished (as the case may be) by it with the SEC since January 1, 2003 (the “SEC Reports”).  The SEC Reports, each as amended prior to the date hereof, (i) have been prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not when, filed or furnished as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No

Subsidiary, other than the Partnership, is required to file any form, report or other document with the SEC.  Each form, report or document filed or furnished (as the case may be) with the SEC by the Company or the Partnership after the date hereof and prior to the Effective Time (1) will be prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           Except as set forth in Section 4.06(b) of the Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference in the SEC Reports, or to be included in or incorporated in any form, report or document to be filed with the SEC (i) was, or will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) did or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, or the Partnership and its consolidated Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)           The Company has made available to Parent copies of all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company.  There are no outstanding or unresolved comments from the SEC with respect to any of the SEC Reports.

(d)           Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2005, including the notes thereto (the “2005 Balance Sheet”), (ii) as incurred since September 30, 2005 in the ordinary course of business consistent with past practice, (iii) as incurred pursuant to or in connection with the Mergers and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 4.06(d) of the Disclosure Schedule.

SECTION 4.07.  Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 4.07 of the Disclosure Schedule, since September 30, 2005, each of the Company, the Partnership and the other Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been:

(a)           an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in, a Material Adverse Effect;

(b)           any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Shares or any Existing Units other than (i) regular quarterly cash dividends at a rate equal to $0.505 per Company Common Share and corresponding regular quarterly cash distributions payable to holders of Existing Units and the Company as the holder of general partnership units of the Partnership; and (ii) minimum distributions required in order for the Company to continue to qualify as a REIT under the Code and avoid paying any income or excise taxes otherwise payable; or

(c)           any change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Subsidiary;

SECTION 4.08.  Absence of Litigation.

Except (i) as listed in Section 4.08 of the Disclosure Schedule or (ii) as set forth in the SEC Reports filed prior to the date of this Agreement (a) there is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets and (b) neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that, in the case of (a) and (b), (1) involves amounts in excess of $2,000,000 individually or in excess of $10,000,000 in the aggregate, (2) that would prevent or materially delay performance by the Company or the Partnership of any of its material obligations under this Agreement or (3) would have or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.09.  Employee Benefit Plans.

(a)           Section 4.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any Subsidiary is a party, or which are sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, and with respect to which the Company or a Subsidiary has any liability, and (ii) any material contracts, arrangements or understandings between the Company or any Subsidiary and any officer, director or employee of the Company or of any Subsidiary, including, without limitation, any material contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Plans”).  Each Plan is in writing and the Company has made available to Parent a true and correct copy of (i) such Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           The terms of each Plan satisfy the requirements of applicable Law, and each Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Plan in accordance with its terms and applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No material Action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding.  All material contributions have been made to each Plan in accordance with all applicable Laws.

(c)           Except as set forth in Section 4.09(c) of the Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)           No Plan is, and neither the Company nor any Subsidiary contributes to or has at any time contributed to or has any material liability, contingent or otherwise with respect to, any Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare plan” (within the meaning of Section 3(40) of ERISA), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(e)           Except as set forth in Section 4.09(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any director, officer or employee of the Company or any of the Subsidiaries to any payment, other than any payment provided for in Section 3.01 or Section 3.02; (ii) increase the amount of compensation or benefits due to any such director, officer or employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(f)            Except as set forth in Section 4.09(f) of the Disclosure Schedule, none of the Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

SECTION 4.10.  Labor Matters.

Except as set forth in Section 4.10 of the Disclosure Schedule, since January 1, 2003.

(a)           Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement with any labor union or labor organization.

(b)           Neither the Company nor any Subsidiary has materially breached or otherwise materially failed to comply with any provision of any labor or collective bargaining agreement, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract or the National Labor Relations Act.

(c)           Neither the Company nor any Subsidiary are engaged in any negotiations or discussions with any union, labor organization or employee association with respect to the Company, any Subsidiary or any employee of any Company or any Subsidiary becoming a party to or being bound by any collective bargaining agreement.

(d)           Neither the Company nor any Subsidiary has, to the Company’s knowledge, misclassified any employee as an independent contractor and neither the Company nor any Subsidiary is a joint employer, co-employer, or single employer of any person employed by a vendor, contractor or subcontractor that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(e)           There is no Action pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary in any forum by or on behalf of any present or former employee or independent contractor of the Company or any Subsidiary, any applicant for employment, or any class of the foregoing alleging breach of any express or implied employment contract, violation of any Law or regulation governing employment, wages and hours, workplace safety, affirmative action, or other labor and employment Laws; any discriminatory, harassing or retaliatory conduct; or wrongful or tortuous conduct on the part of the Company or any Subsidiary in connection with the employment relationship that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 4.11.  Proxy Statement.

The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Stockholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or REIT Merger Sub.  All documents that the Company or the Partnership are responsible for filing with the SEC in connection with the REIT Merger, the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.  The information relating to the Company and the Subsidiaries to be included in the Form of Election or in any other materials that the Company provides to the holders of Partnership Units pursuant to Section 8.10(b) will not, on the date such form or materials are mailed to the holders of Partnership Units and on the last date on which such forms may be returned pursuant to Section 8.10(b), contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by TZ REIT or TZ OP for inclusion therein.

SECTION 4.12.  Property and Leases.

(a)           Section 4.12(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “ Company Properties”).  Each of the Company Properties is owned or leased by the Partnership or other Subsidiaries of the Company, as indicated in Section 4.12(a) of the Disclosure Schedule.  The Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.12(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and which are consistent with the current use of the applicable Company Property, and (iii) Property Restrictions which do not or which would reasonably be expected not to, individually or in the aggregate, interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have or would reasonably be expected not to have a Material Adverse Effect.  There are no defaults under any of the Property Restrictions, except as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Section 4.12(b) of the Disclosure Schedule sets forth a correct and complete list of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more.  The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c)           Except as set forth in Section 4.12(c) of the Disclosure Schedule, the Company or its Subsidiaries has good, marketable and insurable fee simple title to or a leasehold interest in the Company Properties and valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Partnership’s or the other applicable Subsidiary’s title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies.  To the Company’s knowledge, such policies are, as of the date hereof, in full force and effect.  No material claim has been made against any such policy.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, a correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

(d)           Except as set forth in Section 4.12(d) of the Disclosure Schedule the Company has no knowledge (i) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have or would reasonably be expected not to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have or would reasonably be expected to have a Material Adverse Effect; (ii) of written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which have a Material Adverse Effect; or (iii) of any physical damages to any Company Properties to an extent which have or would reasonably be likely to have a Material Adverse Effect.

(e)           Except as set forth in Section 4.12(e) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the Company Properties or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, in the case of clauses (i) and (ii) above which have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(f)            Except as set forth in Section 4.12(f) of the Disclosure Schedule, the rent rolls for the Company Properties dated as of December 1, 2005 which have previously been made available to Parent, list each lease, sublease, ground lease or other right of occupancy that the Partnership or other Subsidiaries are party to as landlord or lessor with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (the “Company Leases”), and are correct and complete in all respects as of the date thereof (except for discrepancies that do not have and would not reasonably be expected to have a Material Adverse Effect).  The Company has made available to Parent copies, which are correct and complete in all material respects, of all Company Leases in effect as of the date hereof.  Except as set forth in Section 4.12(f) of the Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries, nor, to the knowledge of the Company, any tenant have received notification that they are conducting or has conducted business in violation of, or in any manner which would reasonably be expected to result in liability under, Environmental Laws at or related to the Company Property that is the subject of such Company Lease or in default under any Company Lease, except for violations or defaults that are disclosed in the rent rolls or that do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.  No purchase option, option to sell, right of first refusal to purchase, right of first offer to purchase, right of first negotiation to purchase or any similar option or right to purchase has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 4.12(f) of the Disclosure Schedule.

(g)           Except as set forth in Section 4.12(g) of the Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement the Company or any of its Subsidiaries has entered into with a Governmental Authority in connection with a site approval, zoning reclassification, development or land use approval or other similar action relating to any Company Properties (e.g., development agreement, vested rights, local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have a Material Adverse Effect.

(h)           Section 4.12(h) of the Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Partnership or any other Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”).  Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its Subsidiaries, and (b) to the knowledge of the Company, the other parties thereto, except for such absences of enforceability as do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Section 4.12(h) of the Disclosure Schedule or for such defaults which do not have and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in default under any Ground Lease, which default has or would reasonably be expected to have a Material Adverse Effect (and to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default).  The Company had made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

(i)            Except as set forth in Section 4.12(i) of the Disclosure Schedule neither the Company nor any Subsidiary, as of the date hereof, has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(j)            Section 4.12(j) of the Disclosure Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements (including, without limitation, environmental indemnification agreements) that are currently in effect whereby the Company or any of its Subsidiaries is entitled to receive from any Third Party (i) site work with a value in excess of $250,000 or (ii) other reimbursements with a value in excess of $250,000.

(k)           Except as set forth in Section 4.12(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any Subsidiary manages or is to develop or provide other services in respect of any real property for any Third Party.

(l)            Except for the applicable tenant’s management obligations (if any) as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a Third Party.

(m)          Except for those contracts or agreements set forth in Section 4.12(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, have any material interest (whether characterized as a contingent fee, profits interest, equity interest, debt,  or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have any material interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

(n)           Section 4.12(n) of the Disclosure Schedule sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

(o)           Section 4.12(o) of the Disclosure Schedule sets forth a list of all notices to the Company from lenders or insurance carriers currently requiring material repairs or other material alterations to Company Properties, which repairs or alterations have not been performed.

(p)           Except as set forth in Section 4.12(p) of the Disclosure Schedule, there is no Company-funded renovation, restoration or other work in progress (or legally binding commitments related thereto) in respect of any Company Properties which requires or would result in expenditures or the incurrence of costs in excess of $500,000 individually and $5,000,000 in the aggregate.

SECTION 4.13.  Intellectual Property.

Except as would not and would not be reasonably expected to have a Material Adverse Effect, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe any copyright, patent, trademark, trade name, service mark or trade secret (collectively, the “Company Intellectual Property”) of any third party and (b) the Company or one of its Subsidiaries owns or has a valid license to use all Intellectual Property used in the conduct of the business of the Company and the Subsidiaries, taken as a whole as currently conducted.

SECTION 4.14.  Taxes.

Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)           Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, other than such payments as are being contested in good faith by appropriate proceedings.  The most recent financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  True, correct and complete copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after January 2000 have been delivered or made available to representatives of Parent.  Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries.

(b)           The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1996 through December 31, 2004, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2004 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end on December 31, 2005 and the taxable year that will end with the Merger.  No challenge to the Company’s status as a REIT is pending or has been threatened in writing.  No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(c)           Each Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(d)           Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(e)           Neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(f)            The Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid.  To the knowledge of the Company, neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  To the knowledge of the Company, neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.

(g)           All deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress.  Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes.  Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h)           The Company and the Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i)            No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(j)            Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(k)           Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l)            Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(m)          Neither the Company nor any Subsidiary has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(n)           There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(o)           There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Existing Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Existing Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; (c) limited partners of the Partnership have guaranteed debt of the Partnership; and/or (d) the Company, in its capacity as the general partner of the Partnership is required to consider separately the interests of the limited partners.

SECTION 4.15.  Environmental Matters.

Except as specifically set forth in the SEC Reports, set forth on Section 4.15 of the Disclosure Schedule or as would not have a Material Adverse Effect:  (i) neither the Company nor any Subsidiary has received notice that it is in violation of any Environmental Law; (ii) to the knowledge of the Company, none of the properties owned or operated by the Company or any Subsidiary is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary is liable for any off-site contamination by Hazardous Substances as a result of its operations; (iv) the Company and its Subsidiaries have all permits, licenses and other authorizations required for their current operations under any Environmental Law; (v) neither the Company nor any Subsidiary has been named a party to any Action arising under any Environmental Law or otherwise relating to any Hazardous Substances in which service of process or other written notice has been received by the Company; (vi) neither the Company nor any Subsidiary nor any of their real property is subject to any consent decree, order, agreement, judgment, or other obligation relating to any matter arising under any Environmental Law or otherwise relating to Hazardous Substances; (vii) no real property of the Company or any Subsidiary is the subject of any Lien under any Environmental Law, and no Action to impose such a Lien is pending, or, to the knowledge of the Company, threatened; (viii) the Company has not received notice of the existence of any Hazardous Substances on any of the Company’s or its Subsidiaries real property which violates any Environmental Law; (ix) none of the real property of the Company and its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act or any comparable state or local list of contaminated properties or is otherwise subject to any use restrictions pursuant to any

Environmental Law or because of the presence of any Hazardous Substances; and (x) neither the Company nor any Subsidiary has received notice of the existence of methane or any unmitigated mold, mildew or other fungi at any of the buildings or structures on any Company Property.

SECTION 4.16.  Material Contracts.

(a)           Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 4.16(a) of the Disclosure Schedule, none of the Company or any Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           involves aggregate expenditures in excess of $2,500,000;

(iii)          involves annual expenditures in excess of $500,000 and is not cancelable within one year;

(iv)          contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary, restricts the conduct of any line of business by the Company or any Subsidiary or any geographic area in which the Company or any Subsidiary may conduct business, or materially restricts the Company or any Subsidiary from hiring, soliciting for employment, or offering employment to any Person;

(v)           would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement;

(vi)          creates any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(vii)         provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(viii)        is a contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

(ix)           is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof; or

(x)            is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party.

Each contract of the type described in this Section 4.16, whether or not set forth in Section 4.16(a) of the Disclosure Schedule is referred to herein as a “Material Contract.”

(b)           Each Material Contract is valid and binding on the Company, each Subsidiary party thereto, and, to the knowledge of the Company, each Third Party party thereto.

(c)           Neither the Company nor any Subsidiary is in default under any Material Contract and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) result in a Material Adverse Effect.

SECTION 4.17.  Brokers.

No broker, finder or investment banker (other than Wachovia Capital Markets LLC, Lehman Brothers and/or Secured Capital Corporation) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company.

SECTION 4.18.  Opinion of Financial Advisor.

The Company has received opinions of Wachovia Capital Markets, LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., each to the effect that the portion of the Company Common Share Merger Consideration set forth in Section 3.01(c)(i) is fair to the holders of Company Common Shares from a financial point of view.  A copy of each such opinion shall be delivered to Parent promptly after the date hereof.

SECTION 4.19.  Insurance.

Section 4.19 of the Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder.  The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any material obligations under such policies.   Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.19 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries and all such insurance policies are in full force and effect.  There is no claim by the Company or any Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would reasonably be likely to have a Material Adverse Effect.

SECTION 4.20.  Related Party Transactions.

Except as set forth in Section 4.16(a) of the Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 4.20 of the Disclosure Schedule is a list of all agreements, contracts and loans entered into by the Company or any of Subsidiary under which continuing obligations exist with any person who is an officer, director or Affiliate of the Company or any of the Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

SECTION 4.21.  Takeover Statutes.

The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “ moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the MGCL and MRULPA.  The execution, delivery and performance of this Agreement do not, and will not violate the ownership restrictions in the Company’s Charter, the Company’s Bylaws, the Partnership Agreement or other organizational document to which the Company or Partnership is a party.

SECTION 4.22.  Investment Company Act.

Neither the Company nor any Subsidiary is nor immediately after consummation of the transactions will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 4.23.  Patriot Act.

The Company and the Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND REIT MERGER SUB

Parent and REIT Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.01.  Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The certificate of incorporation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.

(b)           REIT Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The articles of incorporation of REIT

Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced.

SECTION 5.02.  Authority Relative to this Agreement.

(a)           Each of Parent and REIT Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other proceedings on the part of Parent or REIT Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and REIT Merger Sub and, assuming due authorization, execution and delivery hereof by each of the Company, Partnership, Partnership Merger Sub, TZ REIT and TZ OP each constitutes a valid, legal and binding agreement of each of Parent and REIT Merger Sub, enforceable against each of Parent and REIT Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Mergers (to the extent that it is a party thereto).

(c)           The sole stockholder of REIT Merger Sub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all corporate actions required to be taken by the sole stockholder of REIT Merger Sub for the consummation of the Mergers (to the extent that it is a party thereto).

SECTION 5.03.  Consents and Approvals; No Violations.

(a)           The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation of Parent or the charter of REIT Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or REIT Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement to which it is a party.

(b)           The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement, (D) any filings required under the rules and regulations of the NYSE, and (E) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and as to the Partnership Merger, the filing of the Partnership Merger Articles with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Parent from performing its obligations under this Agreement.

SECTION 5.04.  Litigation.

There is no Action pending or, to Parent’s knowledge, threatened against Parent or REIT Merger Sub or any of their respective properties or assets that questions the validity of this Agreement or any action to be taken by Parent or REIT Merger Sub in connection with the consummation of the Mergers.

SECTION 5.05.  Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of Parent or REIT Merger Sub or any of their Subsidiaries.

SECTION 5.06.  Available Funds.

Parent currently has or has access to, and on the Closing Date will have available, all funds necessary to pay the Company Common Share Merger Consideration, the Partnership Merger Consideration and the Option Merger Consideration, and to satisfy the obligations of Parent and REIT Merger Sub set forth in this Agreement including, without limitation, in connection with the Mergers, and the other transactions contemplated hereby and all related expenses.  The obligations of Parent hereunder are not subject to any conditions regarding the ability of Parent or REIT Merger Sub to obtain financing.

SECTION 5.07.  Ownership of REIT Merger Sub; No Prior Activities.

REIT Merger Sub is a direct wholly owned subsidiary of Parent.  REIT Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  REIT Merger Sub has no subsidiaries.

SECTION 5.08.  Proxy Statement.

The information supplied by Parent or REIT Merger Sub to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TZ REIT and TZ OP

TZ REIT and TZ OP hereby jointly and severally represent and warrant to the Company as follows:

SECTION 6.01.  Corporate Organization.

TZ REIT is a corporation and TZ OP is a limited liability company, each duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The TZ REIT articles of incorporation and the TZ OP operating agreement are each in full force and effect and no dissolution, revocation or forfeiture proceedings regarding TZ REIT or TZ OP, as applicable, have been commenced.  Each of TZ REIT and TZ OP is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary according to the Laws of the respective jurisdictions.  Each of TZ REIT and TZ OP has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.

SECTION 6.02.  Capitalization.

As of the date of this Agreement, the authorized shares of stock of TZ REIT consist of: (i) 500,000,000 shares of common stock, par value $0.01 per share, of which, as of October 28, 2005, 156,196,080 shares were issued and outstanding, (ii) 100 shares of special voting stock, par value $0.01 per share, of which, as of the date hereof, 100 shares were issued and outstanding, (iii) 100,000 shares of Class F convertible stock, par value $0.01 per share, of which, as of the date hereof, 100,000 shares were issued and outstanding, and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, none were issued.  TZ REIT is the sole managing member of TZ OP and, as of the date hereof, owns 100% of the membership interest in TZ OP.

SECTION 6.03.  Authority Relative to this Agreement.

(a)           Each of TZ REIT and TZ OP has all necessary power and authority to execute and deliver this Agreement, the Contribution Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby.  No other proceedings on the part of TZ REIT or TZ OP are necessary to authorize this Agreement, the Contribution Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been and at the Closing, the Contribution Agreement and the Registration Rights Agreement shall have been duly and validly executed and delivered by each of TZ REIT and TZ OP and, assuming due authorization, execution and delivery hereof by each of the other parties thereto, each constitutes or will constitute, as the case may be, a valid, legal and binding agreement of each of TZ REIT and TZ OP, enforceable against each of TZ REIT and TZ OP in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           The board of directors of TZ REIT has duly and validly authorized the execution and delivery of this Agreement, the Contribution Agreement and the Registration Rights Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate action required to be taken by the board of directors of TZ REIT for the consummation of the transactions contemplated by this Agreement, the Contribution Agreements and the Registration Rights Agreement.

(c)           The sole member of TZ OP has duly and validly authorized the execution and delivery of this Agreement, the Contribution Agreement and the Registration Rights Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all limited liability company action required to be taken by the sole member of TZ OP for the consummation of the transactions contemplated by this Agreement, the Contribution Agreements and the Registration Rights Agreement.

SECTION 6.04.  Consents and Approvals; No Violations.

The execution and delivery of this Agreement, the Contribution Agreements and the Registration Rights Agreement by TZ REIT or TZ OP do not or will not, and the performance of TZ REIT or TZ OP’s obligations hereunder and thereunder will not, (A) conflict with or violate the certificate of incorporation of TZ REIT or the operating agreement of TZ OP, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) below have been obtained and all filings and obligations described in subsection (ii) below have been made, conflict with or violate any Law applicable to TZ REIT or TZ OP or by which any of their properties or assets are bound or affected, or (C) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of their properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or reasonably be expected to have a TZ Material Adverse Effect.  The execution and delivery of this Agreement, the Contribution Agreements and the Registration Rights Agreement by TZ REIT and TZ OP does not or will not, and the performance of TZ REIT and TZ OP’s respective obligations hereunder and thereunder will not, require any consent, license, approval, order, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority, except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (2) the pre-merger notification requirements of the HSR Act, (3) the filing with and clearance by the SEC of the Proxy Statement, and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that may be required in connection with the payment of any transfer taxes or under federal, state or local environmental laws and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a TZ Material Adverse Effect.

SECTION 6.05.  SEC Filings; Financial Statements.

(a)           TZ REIT has filed or furnished all forms, reports and documents (including all exhibits) required to be filed or furnished (as the case may be) by it with the SEC since January 1, 2003 (the “TZ SEC Reports”).  The TZ SEC Reports, each as amended prior to the date hereof, (i) have been prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not when, filed or furnished as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each form, report or document filed or furnished (as the case may be) with the SEC by TZ REIT after the date hereof and prior to the Effective Time (1) will be prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference in the TZ SEC Reports, or to be included in or incorporated in any form, report or document to be filed with the SEC, (i) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) did or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of TZ REIT and its consolidated Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)           Neither TZ REIT nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of TZ REIT and its consolidated subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of TZ REIT and its consolidated subsidiaries as at September 30, 2005, including the notes thereto, (ii) as incurred since September 30, 2005 in the ordinary course of business consistent with past practice, (iii) as incurred pursuant to or in connection with the Asset Sale and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have individually or in the aggregate, a TZ Material Adverse Effect.

(d)           Since September 30, 2005, each of TZ REIT and TZ OP has conducted its business in the ordinary course consistent with past practice, and there have not occurred any events, changes, effects or circumstances that have resulted or would reasonably be expected to result in a TZ Material Adverse Effect.

SECTION 6.06.  Litigation.

There is no Action pending or, to TZ REIT’s or TZ OP’s knowledge, threatened against TZ REIT or TZ OP or any of their respective properties or assets, and neither TZ REIT nor TZ OP is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that, in any case, would reasonably be expected to (i) prevent or materially delay performance by TZ REIT or TZ OP of any of their respective material obligations under this Agreement, the Contribution Agreements or the Registration Rights Agreement or (ii) have a TZ Material Adverse Effect.

SECTION 6.07.  REIT Status.

(a)           TZ REIT is organized in conformity with the requirements for qualification as a REIT under the Code. TZ REIT will meet all of the requirements for qualification as a REIT under the Code for its taxable year ending December 31, 2005 and will elect to be treated as such for such taxable year. TZ REIT is or will be in a position to qualify as a REIT under the Code for each taxable year thereafter and its proposed methods of operation will enable it to so qualify.

(b)           TZ OP has since its formation been classified for U.S. federal income tax purposes as a disregarded entity and not as an association taxable as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

SECTION 6.08.  Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’ s or other fee or commission payable by the Company in connection with the Mergers, Exchange, Redemption or Asset Sale based upon arrangements made by and on behalf of TZ REIT or TZ OP or any of their Subsidiaries.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 7.01.  Conduct of Business by the Company.

(a)           Unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the period commencing on the date hereof and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article X (the “Interim Period”), the Company shall, and shall cause each Subsidiary to, (i) conduct the Company’s business in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and the Subsidiaries, to preserve intact its and their respective present business organizations, and to preserve their relationships with tenants, customers, suppliers, and others having material business dealings with them, (iii) use commercially reasonable efforts to maintain the assets and properties of the Company and the Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted, and (iv) comply in all material respects with all applicable Laws wherein their respective businesses are conducted, including the timely filing or furnishing of reports, forms or other documents with the SEC required by the Securities Act or the Exchange Act and making appropriate voluntary disclosures to Governmental Authorities of any fact or circumstance that could reasonably be expected to result in a Governmental Investigation.

(b)           Except as otherwise contemplated by this Agreement or set forth in Section 7.01(b) of the Disclosure Schedule, during the Interim Period, the Company shall not, and shall cause the Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed:

(i)            amend the Company Charter or Company Bylaws, certificate of limited partnership of the Partnership, Partnership Agreement, or similar organizational or governance documents of any Subsidiary;

(ii)           except as disclosed in the Company’s SEC Reports filed or furnished prior to the date hereof (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of common stock (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom “ stock plans, stock equivalents or similar rights or awards), other than the (1) issuance of Company Common Shares upon exercise of the Company Share Options outstanding on the date of this Agreement as listed in Section 4.02(c) of the Disclosure Schedule, or (2) issuance of Company Common Shares in exchange for Existing Units pursuant to the Partnership Agreement, or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Stock Rights) except in connection with the exercise of Company Share Options, the lapse of restrictions on Restricted Shares or the redemption of Existing Units under Section 8.6 of the Partnership Agreement;

(iii)          (A) split, combine or reclassify any shares of common stock or partnership interests, as the case may be, of the Company or any Subsidiary or (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company or any Subsidiary) in respect of any shares of common stock, partnership interests or other equity interests, as the case may be, of the Company or any Subsidiary, except for the payment with respect to quarterly periods ending prior to the Closing Date of (1) regular quarterly cash dividends at a rate not in excess of $0.505 per Company Common Share, declared and paid quarterly, in accordance with past practice, (2)  corresponding regular quarterly cash distributions payable to holders of Partnership Units and to the Company as holder of general partnership units of the Partnership, (3) dividends or distributions, declared, set aside or paid by any Subsidiary (other than Astra 136, LLC, AVP Capital, LLC, AVP Advisors, LLC, AVP GP I, LLC, AVP Advisors Management, LLC, or American Value Partners Fund I, L.P.) directly or indirectly to the

Company or the Partnership, and (4) with prior written notice to the Parent, minimum distributions required in order for the Company to continue to qualify as a REIT under the Code or to avoid paying any income or excise taxes otherwise payable;

(iv)          grant any Lien on or with respect to any Ground Lease, Company Lease, Company Property or other assets or property of the Company or any Subsidiary;

(v)           purchase, acquire, or agree to purchase or acquire (A) any real property or any interest in any real property, except for purchases or acquisitions of not more than $5,000,000 individually and $10,000,000 in the aggregate and in the ordinary course of business consistent with past practice or (B) any assets (other than real property) or any interest in such assets except for purchases or acquisitions of not more than $50,000 individually and $500,000 in the aggregate and in the ordinary course of business consistent with past practice;

(vi)          sell, hypothecate or otherwise dispose of (A) any Company Property or (B) any asset (other than Company Property) except in the case of this clause (B) for sales, hypothecations or dispositions of property with a fair market value of not more than $50,000 individually and $500,000 in the aggregate and in the ordinary course of business consistent with past practice;

(vii)         (A) incur, assume or guaranty any indebtedness for borrowed money other than (1) for the Redemption Core Property II Debt or (2) for advances which (X) can be repaid at any time without premium, penalty, cost, make whole payment or similar payment, (Y) are used for working capital purposes in the ordinary course of business consistent with past practice, and (Z) are advanced under or pursuant to the Credit Agreement; or (B) pay, prepay, or satisfy any debt for borrowed money outstanding on the date hereof, except, in the case of this clause (B), (1) pursuant to contractual obligations evidencing such indebtedness and (2) for any payment, prepayment or satisfaction for which there is no prepayment penalty or premium redemption premium, defeasance cost, make whole payment or similar premiums, penalties, or charges;

(viii)        except as may be required by any Plan as in effect on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for salary increases in the ordinary course consistent with past practices of employees of the Company or any Subsidiary, to the extent that, with respect to such employees such increases do not exceed, in the aggregate, 7% of such employees’ salaries); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Subsidiary; or (C) establish, adopt, enter into or amend any collective bargaining agreement or any Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, except to the minimum extent required by applicable Law; or (D) except as expressly contemplated by this Agreement, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;

(ix)           change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law);

(x)            (A) except in connection with a right being exercised by a tenant under its lease with the Partnership or any other Subsidiary, enter into any new lease (or renew or extend any existing lease) for space at a Company Property, other than for leases of not more than 10,000 square feet of space (including renewals) that are in accordance with leasing guidelines applicable to such Company Property to be agreed upon by the Company and Parent as soon as reasonably practicable after the date of this Agreement; or (B) except in connection with a right being exercised by a tenant under its lease with the Partnership or any other Subsidiary, terminate or materially modify or amend any Ground Lease or any other lease of more than 10,000 square feet of space;

(xi)           (A) authorize, or enter into, any new Material Contract that has a duration of greater than one year and that may not be terminated by the Company or its Subsidiary, as the case may be, without cost to the Company or any Subsidiary by notice of thirty (30) days or less; (B) modify, amend, terminate or waive any provision or right with respect to any Material Contract; or (C) authorize, or enter into, or modify, amend, terminate or waive any provision with respect to any service, brokerage, leasing, management or other agreement related to Company Properties that cannot be terminated prior to the Closing without cost or require payments by the Partnership or any Subsidiary in the aggregate greater than $250,000.

(xii)          waive, release, assign, settle or compromise any litigation or arbitration required to be set forth in Section 4.08 of the Disclosure Schedule, other than rent collection matters in the ordinary course consistent with past practice or settlements or compromises for litigation where the amount paid in settlement (after reduction for insurance proceeds actually received by the Company) in settlement or compromise does not exceed $500,000 in the aggregate;

(xiii)         adopt a plan of complete or partial liquidation or resolution providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xiv)        enter into or amend or modify any Tax Protection Agreement or take any action that would or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto, except pursuant to the terms of this Agreement;

(xv)         make any tax election or settle or compromise any material liability for Taxes; provided, that, nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(i) of the Code); or

(xvi)        make or commit to make any capital expenditure with respect to any Company Property except for capital expenditures (A) as set forth on the capital expenditure plan set forth in Section 7.01 of the Disclosure Schedule; or (B) required pursuant to the applicable Company Lease;

(xvii)       commence, commit to or enter into any agreement for any construction or development except for construction or development in the aggregate not in excess of $5,000,000 and in the ordinary course of business consistent with past practice;

(xviii)      make any expenditures, transactions or agreements in connection with the Company’s development at the Howard Hughes Center, including any negotiation or finalization of an Agreement to Convey Land, Modify Agreements, and Grant Approvals with Orix Snyder LA Venture except in accordance with a development plan and budget that the Company shall provide to Parent, which shall be subject to the reasonable approval of Parent; or

(xix)         authorize, enter into or amend any contract, agreement, material commitment or arrangement or otherwise make any commitment to do any of the foregoing.

(c)           In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent, designated to the Company, regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect.  The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of Latham & Watkins LLP, or other Company counsel reasonably acceptable to Parent, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

ARTICLE VIII

ADDITIONAL AGREEMENTS

SECTION 8.01.  Stockholders’ Meeting.

The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC and (b) except to the extent the Board shall have withdrawn, qualified or modified its approval or recommendation in compliance, in all material respects, with Section 8.04(b), (i) include in the Proxy Statement the recommendation of the Company Board that the Company’s stockholders approve the REIT Merger and (ii) use its reasonable efforts to obtain the Company Stockholder Approval.

SECTION 8.02.  Proxy Statement.

As promptly as reasonably practicable after the date of this Agreement, the Company shall file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC.  The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC.  The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of the Company and Parent shall use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Shares entitled to vote at the Company Stockholder Meeting as soon as reasonably practicable.  To the extent practicable, the Company shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Mergers.  If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that in the Company’s reasonable judgment should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall in accordance with the procedures set forth in this Section 8.02, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law (as determined by the Company in its reasonable judgment), cause such amendment or supplement to be distributed to the stockholders of the Company.

SECTION 8.03.  Access to Information; Confidentiality.

(a)           From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, following notice from Parent to the Company in accordance with this Section 8.03, (i) afford representatives of Parent, its designees and their respective employees and agents, reasonable access during normal business hours to all the Company Properties and all books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) authorize the foregoing persons to interview the Company’s or the Subsidiaries’ tenants.  Notwithstanding the foregoing, neither Parent, its designees, nor any of their respective representatives shall (A) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed, (B)

contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed (but may be subject to the Company having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenant/subtenants, or licensees or franchisees), (C) damage any property or any portion thereof, or (D) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.  Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding confidentiality agreement entered into prior to the date of this Agreement in connection with the process leading to the transactions contemplated by this Agreement.

(b)           If requested by Parent, the Company shall and shall cause the Subsidiaries to, with respect to any Company Properties included in the Asset Sale, (i) request of ground lessors, tenants, suppliers and service providers in and to such Company Properties, process, and use good faith efforts to obtain such estoppel letters, subordination, non-disturbance and attornment agreements, consents and other certificates, agreements, or documents customary or reasonably required for acquisition of, or financing transactions secured by, real property (in each case, at no additional cost or expense to the Company or the Subsidiaries, except to the extent provided in any contract in existence on the date hereof); (ii) execute and deliver to Parent or its designee, at the Closing, such conveyance documents and agreements and other certificates and affidavits as reasonably requested by Parent; and (iii) terminate, effective as of the Effective Time, such service agreements as reasonably requested by Parent.

(c)           All information obtained by Parent pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 3, 2005 (the “Confidentiality Agreement”), between General Electric Capital Corporation and the Company; provided that, with the Company’s prior written consent (which shall not be unreasonably withheld or delayed), Parent may provide information with respect to any Company Property to potential purchasers of such Company Property provided that such purchasers agree to be treated as “Representatives” of Parent within the meaning of the Confidentiality Agreement.

(d)           All information obtained by TZ pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 3, 2005 (the “TZ Confidentiality Agreement”), between TZ and the Company.

(e)           Notwithstanding the foregoing, the Company agrees that the sharing between Parent, on the one hand, and TZ REIT or TZ OP, on the other hand, will not result in (i) TZ REIT or TZ OP being a “Representative” (within the meaning of the Confidentiality Agreement) of Parent or (ii) Parent being a “Representative” (within the meaning of the TZ Confidentiality Agreement) of TZ REIT or TZ OP.

SECTION 8.04.  No Solicitation of Transactions.

(a)           The Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative acting on its or their behalf (collectively “Company Representatives”) to, (i) solicit, initiate, knowingly encourage, or knowingly take any other action to facilitate (including by way of furnishing non-public information), directly or indirectly, any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the receipt of the Company Stockholder Approval, if the Company receives a bona fide, written Acquisition Proposal that was not solicited by the Company on or after the date of this Agreement or that did not otherwise result from a breach of this Section 8.04(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal (a “Proposing Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the duties of the directors of the Company to the Company or its stockholders under applicable law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are no less restrictive on the Person making such Acquisition Proposal than the provisions of the Confidentiality Agreement, and (C) the Company Board determines in good faith (after having obtained sufficient preliminary information upon which to make such determination), after consultation with its outside financial advisor, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (but in no event less than forty-eight (48) hours following the Company’s initial receipt of any Acquisition Proposal) oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal, and any modification or amendment to any such Acquisition Proposal, by the Company, any Subsidiary or any Company Representative, (b) the material terms and conditions of such Acquisition Proposal and (c) the identity of such person or entity making any such Acquisition Proposal.  The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry (including any material changes to the status or material terms thereof).

(b)           The Company Board may not (i) withdraw, qualify or modify, in a manner adverse to Parent or REIT Merger Sub, the approval or recommendation of the Company Board of the REIT Merger, (ii) approve or recommend an Acquisition Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change” ) or (iii) cause the Company or any of its Subsidiaries to enter into any agreement (each, an “Acquisition Agreement”) contemplating an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, the Company Board may take one of the actions described in clauses (i) or (ii) of the previous sentence in response to a Superior Proposal if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the duties of the directors of the Company to the Company or its stockholder under applicable law (a

“Subsequent Determination”) but only at a time that is seventy-two (72) hours after Parent’s receipt of written notice from the Company that the Company Board is prepared to approve or recommend such Superior Proposal, or the applicable amendment to a Superior Proposal, and subject to the Company’s compliance, in all material respects, with this Section 8.04(b).  Any such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board otherwise intends to make a Subsequent Determination (subject to compliance, in all material respects, with this Section 8.04(b)).  During such seventy-two (72) hour period, the Company shall permit the Parent to propose to the Company’s Board adjustments to the terms and conditions of this Agreement with a view to enabling the Company to proceed with its recommendation to its stockholder without a Subsequent Determination.

(c)           Upon execution of this Agreement, the Company and its Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Company Representatives and shall inform each of the Company Representatives of its obligations under this Section 8.04 and instruct each of them to act in a manner consistent with such obligations. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Company Representatives.

(d)           Subject to the Company’s compliance, in all material respects, with Section 8.04(b), the Company may at any time take and disclose to its holders of Company Common Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or make any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

SECTION 8.05.  Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Mergers and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or pursuant to any contract, agreement, lease or ground lease to consummate and make effective the Mergers, the Exchange, the Redemption and the Asset Sale, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts, agreements, leases or ground leases with the Company and the Subsidiaries as are necessary for the consummation of the Mergers, the Exchange, the Redemption and the Asset Sale and to fulfill the conditions to the Closing.  In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use all reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b)           The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 8.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Laws and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties.  Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Mergers and the Asset Sale.  To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c)           Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Mergers or the Asset Sale, in no event shall Parent or any of its subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, could be expected to limit (i) the freedom of action of Parent or its subsidiaries or Affiliates with respect to the operation of, or Parent’s or its subsidiaries’ or Affiliates’ ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) the ability of Parent to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its subsidiaries or Affiliates.  Parent and the Company shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Mergers or the Asset Sale.  If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Mergers or the Asset Sale, then such party will endeavor in good faith to make, or cause to be made, as soon as possible and after consultation with the other parties, an appropriate response in compliance with such request.

SECTION 8.06.  Public Announcements.

The parties agree that no public release or announcement concerning the Exchange, the Redemption, the Asset Sale or the Mergers shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.07.  Indemnification.

(a)           Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under the

Company Charter, the Company Bylaws, the Partnership Agreement or this Agreement or, if applicable, similar organization documents or agreements of any of the Subsidiaries, from and after the Effective Time, Parent, the Surviving Entity and the Surviving Partnership shall (i) indemnify and hold harmless each person who is now, has been at any time prior to the date hereof, or is or becomes during the period from the date hereof through the Effective Time serving as a director or executive officer of the Company, the Partnership or their Subsidiaries or a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by the Company or any of its Subsidiaries (collectively, the “Arden Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Arden Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending or serving as a witness with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Arden Indemnified Party of any Expenses incurred by such Arden Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security.  The indemnification and advancement obligations pursuant to this Section 8.07(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, executive officer or other fiduciary of the Company, the Partnership or their Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 8.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation of any Governmental Authority or any other party, that any Arden Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Arden Indemnified Party’s duties or service as a director or executive officer of the Company, the Partnership, any of their Subsidiaries, or a fiduciary under any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by the Company, and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in (including on appeal), or preparing to investigate, defend or be a witness in any Claim for which indemnification is authorized pursuant to this Section 8.07(a), including any Action relating to a claim for indemnification or advancement brought by a Arden Indemnified Party.  Neither Parent, the Surviving Entity nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Arden Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Arden Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Arden Indemnified Party otherwise consents thereto.  No Arden Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Arden Indemnified Party without the consent of the Parent.   The Surviving Entity and the Surviving Partnership shall have the right to defend each Arden Indemnified Party in any Action which may give rise to the payment of indemnification hereunder; provided, however, that the Surviving Entity or the Surviving Partnership shall notify such Arden Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such Action.  Notwithstanding the preceding sentence, if in an Action to which an Arden Indemnified Party is a party and which is indemnifiable hereunder, (I) such Arden Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such Action, (II) a conflict of interest or potential conflict of interest exists between such Arden Indemnified Party and the Surviving Entity or the Surviving Partnership, or (III) if the Surviving Entity or the Surviving Partnership fails to assume the defense of such Action in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Surviving Entity and the Surviving Partnership.

(b)           Without limiting the foregoing, Parent and REIT Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and Partnership Merger Effective Time, as applicable, now existing in favor of the current or former directors, officers, employees or other agents or fiduciaries of the Company, the Partnership or any of their Subsidiaries as provided in the Company Charter, Company Bylaws and Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company, the Partnership or any of their Subsidiaries identified in Section 8.07(b) of the Disclosure Schedule shall be assumed by the Surviving Entity and the Surviving Partnership in the Mergers, without further action, at the Effective Time and Partnership Merger Effective Time, as applicable, survive the Mergers and shall continue in full force and effect in accordance with their terms.

(c)           The Surviving Entity and the Surviving Partnership shall for a period of six years after the Effective Time cause to be maintained in effect in the Surviving Charter, Surviving Bylaws and Surviving Partnership Agreement (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter, Company Bylaws and Partnership Agreement.

(d)           The Surviving Entity and the Surviving Partnership shall maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided that (i) the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; (ii) in no event shall the Surviving Entity or the Surviving Partnership be required to expend, pursuant to the provisions of this Section 8.07(d), more than an amount per year of coverage equal to two hundred percent (200%) of current annual premiums, and (iii) the provisions of this Section 8.07(d) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Entity for purposes of this Section 8.07, which policies (together with the Company’s existing policy) provide such directors and officers with the coverage described in this Section 8.07(d) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  In the event that but for clause (ii) of the proviso in the preceding sentence, the Company would be required to expend more than two hundred percent (200%) of the current annual premiums, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(e)           If either the Surviving Entity or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or the Surviving Partnership assume the obligations of the Surviving Entity, or the Surviving Partnership, as the case may be set forth in this Section 8.07.   The Company and Parent acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s and the Surviving Partnership’s obligations pursuant to this Section 8.07.

(f)            The provisions of this Section 8.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 8.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 8.08.  Employee Benefit Matters.

(a)           Parent shall, or shall cause the Surviving Entity to, continue to provide immediately following the Effective Time benefits under the Plans which are “employee benefit plans” as defined in Section 3(3) of ERISA which cover employees of the Company and each Subsidiary generally and which are in effect at the Effective Time as well as the Plans (other than equity compensation plans) which are in effect at the Effective Time and which cover employees of the Company and each Subsidiary generally (collectively, the “Company Plans”)  to the employees of the Surviving Entity at the Effective Time (the “Company Employees”) or Parent shall, or shall cause the Surviving Entity to, provide benefits under plans which provide benefits which are comparable in the aggregate to the benefits provided under the Company Plans (collectively, the “Parent Benefit Plans”).  If any Company Employees participate in any Parent Benefit Plans following the Effective Time, Parent shall, or shall cause the Surviving

Entity to, (i) recognize all service of the Company Employees with the Company or a Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, in any such Parent Benefit Plan to the extent such services were recognized under any corresponding Company Plan, (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any Parent Benefit Plans which are welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under the corresponding Company Benefit Plan and (iii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plans in satisfying any applicable deductible or out-of-pocket requirements under any corresponding Parent Benefit Plan in which such employees are eligible to participate in immediately following the Effective Time.

(b)           From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees or independent contractors of the Company and the Subsidiaries listed in Section 4.09(a) of the Disclosure Schedule.

(c)           For a period of not less than eighteen (18) months after the Closing Date, for the Company Employees who remain employees of the Surviving Entity, Parent shall, or shall cause the Surviving Entity to, maintain benefits (including, without limitation, group health, life, disability and severance plans) that are not less favorable in the aggregate than the benefits provided under the Company Plans immediately prior to the Effective Time.

(d)           Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“ Section 16”) of Company Common Shares or Company Share Options pursuant to this Agreement and the Mergers shall be an exempt transaction for purposes of Section 16.

SECTION 8.09.  Transfer Taxes.

Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Effective Time, the Surviving Entity shall pay or cause to be paid all Transfer Taxes, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Existing Units and/or Company Share Options.

SECTION 8.10.  Form of Election.

(a)           As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a form of election in form and substance reasonably acceptable to the TZ REIT and Parent (the “Form of Election”) pursuant to which each holder of Partnership Units will have the right to specify (i) the number, if any, of Partnership Units which it desires to have redeemed for Redemption Core Property LLC Interests pursuant to the Redemption and (ii) the number, if any, of Partnership Units which it desires to have exchanged for the right to receive the Partnership Merger Consideration.  In order for a holder of a Partnership Unit to be eligible to elect to have Partnership Units redeemed, (i) such holder of Partnership Units must qualify as an Accredited Investor and (ii) such Redeeming OP Unit Holder shall have submitted a Form of Election in accordance with the procedures and time periods specified in this Section 8.10.

(b)           The Company shall mail Forms of Election to each holder of Partnership Units, together with any other materials that the Company and Parent determine to be necessary or prudent.  An election to receive Redemption Core Property LLC Interests in the Redemption shall be effective only if a properly executed Form of Election is received by the Company or its designees prior to 5:00 p.m., Pacific Time, on the twentieth (20th) Business Day preceding the Company Stockholder Meeting or such shorter period as the parties shall agree.  If a holder of Partnership Units fails to return a duly completed Form of Election within the time period specified above, such holder shall be deemed to have elected to convert each of such holder’s Partnership Units into the right to receive the Partnership Merger Consideration upon the conversion thereof in the Partnership Merger.  TZ REIT, TZ OP, Parent and the Company by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election and the issuance and delivery of the TZ Units, as applicable.

(c)           TZ REIT, TZ OP, the Company and the Partnership shall each reasonably cooperate with each holder of Partnership Units who validly elects to receive Redemption Core Property LLC Interests to take all other reasonable and necessary steps so that such holders shall enjoy the full rights and benefits of the Redemption Core Property LLC Interests and shall subsequently become members of TZ OP.

SECTION 8.11.  Tax Matters.

(a)           For federal and applicable state income Tax purposes, each of the parties hereto shall report and treat the Redemption in the manner set forth in Section 2.02(d) of this Agreement.

(b)           For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Exchange in the manner set forth in Section 2.03(d) of this Agreement.

(c)           For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Partnership Merger in the manner set forth in Section 2.04 of this Agreement.

(d)           For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the TZ Asset Distribution as a distribution of TZ Assets by the Partnership to the Company under Section 731 of the Code.

(e)           For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Asset Sale as a sale by the Company of the TZ Assets to TZ OP (or its designee).

(f)            For federal and applicable state income tax purposes, the Company shall report and treat the REIT Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Company Common Share Merger Consideration to be received by holders of Company Common Shares, the Option Merger Consideration to be received by holders of Company Share Options and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Company Common Share Merger Consideration to its stockholders under Section 331 of the Code and Section 562 of the Code.  This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.

SECTION 8.12.  Asset Sale.

(a)           Each of the Company and the Partnership agree to take, or cause to be taken, the actions set forth in Sections 8.03(a) and 8.03(b) and to take actions reasonably requested by Parent to consummate the Admission, the Redemption, the Exchange, the Partnership Merger, the TZ Asset Distribution and the Asset Sale upon the terms set forth herein.

(b)           Pursuant to the terms of the Purchase and Sale Agreement, TZ OP shall be entitled to structure its purchase of the real property assets as one or more exchanges thereof for other real properties of like kind to be designated by TZ OP in a transaction intended to qualify with respect to TZ OP for the nonrecognition of gain under Section 1031 of the Code (the “1031 Exchange”).  Each of the Company and the Partnership agree to execute, at or effective upon the Closing, any and all documents reasonably requested by Parent in order to effect the 1031 Exchange, and otherwise use commercially reasonable efforts to assist and cooperate in effecting the 1031 Exchange.

(c)           Parent intends that the Redemption Core Property I shall be encumbered by the Redemption Core Property I Debt.  To the extent that the Redemption Core Property I Debt has been prepaid or discharged or the lenders will not consent to the transfer of the Redemption Core Property I, each of the Company and the Partnership agree to use commercial reasonable efforts to replace or refinance, effective as of the Closing, such Redemption Core Property I Debt on terms and conditions requested by Parent, provided that such debt shall be Qualified Debt and a “qualified liability” as defined under Section 707 of the Code.

(d)           In connection with fulfilling its obligations under Sections 8.12(a) , (b) and (c), (i) none of the Company or any Subsidiary shall be required to incur any additional cost or expense (other than costs incurred on the Closing Date under the Purchase and Sale Agreement) unless such cost is advanced by Parent, TZ REIT or TZ OP, (ii) in no event, shall the Company, the Partnership or any Subsidiary be obligated to become a party to the Purchase and Sale Agreement or to incur any liability thereunder, or pay costs or other monies in connection with the Asset Sale prior to the Closing, other than as provided in Section 8.03(b), (iii) in no event shall the Closing be extended as a result of or in connection with any Asset Sale, (iv) TZ REIT, TZ OP or any other purchaser under any Asset Sale agrees that it shall have no claim or cause of action against the Company, the Partnership or any Subsidiary prior to the Closing of the Mergers or in the event of termination of this Agreement, and (v) Parent agrees to indemnify, defend and hold harmless and protect the Company, the Partnership and any Subsidiary from any claim, expense, damage, liability and/or cause of action incurred or suffered by the Company, the Partnership or any Subsidiary in connection with or arising out of any Asset Sale.

SECTION 8.13.  Treatment of AVP.

The Company shall not, and shall not permit American Value Partners Fund I, LP (“AVP”) and AVP Capital LLC (“Capital”) to, (i) commence any securities offerings or accept any subscription for or offer to purchase any equity, partnership interest or other securities, (ii) enter into, amend or terminate any contract or agreement with respect to AVP, Capital, AVP Advisors LLC, Arden-AVP Advisors, LLC, Arden-AVP Capital I, LLC,  or AVP GP I, LLC (collectively the “AVP Entities”) that would cause the Company, any Subsidiary or any AVP Entity to incur any costs or expenses and that cannot be terminated without any fee or cost and (iii) make any capital contribution to or investment in any AVP Entity (other than to fund ordinary course expenses consistent with past business practices).

ARTICLE IX

CONDITIONS

SECTION 9.01.  Conditions to the Obligations.  The obligations of each of Parent, REIT Merger Sub, Partnership Merger Sub, the Company and the Partnership to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           Company Stockholder Approval.  This Agreement and the REIT Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL and the Company Charter .

(b)           No Order.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent or the equity interest in the Surviving Partnership by the Surviving Entity.

(c)           HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

SECTION 9.02.  Conditions to the Obligations of Parent and REIT Merger Sub.

The obligations of Parent and REIT Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company and the Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  In addition, the representations and warranties set forth in Section 4.02(a), the first sentence in Section 4.02(c), and Section 4.03 shall be true and correct in all material respects, in each case, as of the Closing as though made at and as of the Closing.

(b)           Agreements and Covenants.  Each of the Company and the Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)           Officer Certificate.  The Company and the Partnership shall have delivered to Parent a certificate, dated the date of the Closing, signed by the chief executive officer of the Company and by the chief executive officer of the Company as the general partner of the Partnership, certifying as to the satisfaction of the conditions specified in Sections 9.02(a) and 9.02(b).

(d)           Opinion of Counsel.  Parent shall have received a tax opinion of Latham & Watkins LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit C attached hereto opining that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December  31, 1996 through and including the Closing Date.

(e)           Absence of Material Adverse Change.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f)            No Litigation.  There shall not be any Action instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would, or would reasonably be expected to, (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all the equity interest of the Surviving Entity or the partnership interests of the Surviving Partnership or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent, the Surviving Entity, the Surviving Partnership or any of their respective Affiliates.

SECTION 9.03.  Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and REIT Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct, in all material respects, as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct, in all material respects, as of such date.

(b)           Agreements and Covenants.  Parent and REIT Merger Sub shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).

SECTION 9.04.  Conditions to the Obligations of TZ OP.

The obligations of TZ OP to consummate the Exchange are conditioned upon there not having been, since the date of this Agreement, any event, change or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have had a Material Adverse Effect.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.  Termination.

This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a)           by the mutual written consent of Parent and the Company.

(b)           by either the Company or Parent by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 10.01(b) shall not be available to any party unless, subject to the provisions of Section 8.05(c), such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers.

(c)           by either the Company or Parent, by written notice to the other party if the Mergers shall not have been consummated on or before June 30, 2006 (the “Expiration Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction in violation of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 10.01(c).

(d)           by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting.

(e)           by Parent if (i) an Adverse Recommendation Change shall have occurred; or (ii) the Company Board shall have caused the Company or the Partnership to enter into any Acquisition Agreement.

(f)            by the Company, prior to obtaining the Company Stockholder Approval at the Company Stockholder Meeting, in order for the Company to enter into a definitive agreement for a Superior Proposal, provided that for such termination to be effective the Company shall have (i) complied with its obligations in all material respects under Section 8.04 and (ii) paid the Termination Fee required by Section 10.03.

(g)           by Parent upon written notice from Parent to the Company, if the Company or the Partnership breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and such condition is not satisfied (or is incapable of being satisfied) by the Expiration Date.

(h)           by the Company upon written notice from the Company to the Parent, if the Parent or REIT Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 9.03(a) or 9.03(b) and such condition is not satisfied (or is incapable of being satisfied) by the Expiration Date.

SECTION 10.02.  Effect of Termination.

In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 10.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, subsidiaries or partners, as applicable, to this Agreement;  provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 8.03(c), Section 8.03(d), Section 8.06, Section 10.03, Section 11.08 and Section 11.09 shall survive termination indefinitely.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

SECTION 10.03.  Fees and Expenses.

(a)           Except as otherwise explicitly set forth in this Section 10.03  or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement, or the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) Parent shall pay any filing fees required in connection with filings under the HSR Act and (ii) the Company shall pay the expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement.

(b)           The Company agrees that if this Agreement shall be terminated:

(i)            by Parent or the Company pursuant to Section 10.01(d), or by Parent pursuant to Section 10.01(e)(i), and (A) prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to the Termination Date, and (B) (y) within nine (9) months following such termination the Company enters into an agreement with respect to an Acquisition Proposal; or (z) within one (1) year following the Termination Date an Acquisition Proposal is consummated, then the Company shall pay to Parent, when consummation of such Acquisition Proposal occurs, an amount equal to $100.0 million (the “Termination Fee”), less Parent Expenses previously paid, if any; or

(ii)           by the Parent pursuant to Section 10.01(e)(ii) or by the Company pursuant to Section 10.01(f), then the Company shall pay the Termination Fee to Parent on the Termination Date if terminated pursuant to Section 10.01(f) or within three (3) days following the Termination Date if terminated pursuant to Section 10.01(e)(ii); or

(iii)          by the Company or the Parent pursuant to Section 10.01(c) and (A) prior to the Termination Date an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to the Termination Date and (B) (y) within nine (9) months following such termination the Company enters into an agreement with respect to an Acquisition Proposal; or (z) within one (1) year following such termination an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee when consummation of the Acquisition Proposal occurs.

(c)           If this Agreement is terminated by the Company pursuant to Section 10.01(h), Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10.0 million.  If this Agreement is terminated by either the Company or Parent pursuant to Section 10.01(d) or by Parent pursuant to Section 10.01(g), the Company shall pay to Parent, within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10.0 million (the “Parent Expenses”).  The payment of expenses set forth in this Section 10.03(c) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(d)           In the event that either Parent or the Company is required to file suit to seek all or a portion of the amounts payable under this Section 10.03, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 10.03 .

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 10.01.

SECTION 11.02.  Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent or REIT Merger Sub:

GE Capital Corporation

292 Long Ridge Road

Stamford, Connecticut 06927

Fax: (203) 585-0179

Attention:  Thomas Wagner

with a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Fax No.: 404-572-4600

Attention:  William B. Fryer, Esq.
John J. Kelley III, Esq.

if to the Company or the Partnership:

Arden Realty, Inc.

11601 Wilshire Boulevard, 4th Floor
Los Angeles, California 90025

Fax No.:  (310) 268-8303
Attention:  David Swartz, Esq.

or

Arden Realty Limited Partnership

11601 Wilshire Boulevard, 4th Floor
Los Angeles, California 90025

Fax No.:  (310) 268-8303
Attention:  David Swartz, Esq.

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Ste. 4000
Los Angeles, California 90071
Fax No.:  (213) 891-8763

Attention:  Paul D. Tosetti, Esq.
James P. Beaubien, Esq.

if to TZ REIT or TZ OP:

Trizec Properties, Inc.

10 South Riverside Plaza, Suite 1100
Chicago, IL 60606

Fax No.:  (866) 897-9160
Attention:  Ted R. Jadwin, Esq.

with a copy to:

Hogan & Hartson LLP
555 13th Street, NW

Washington, DC 20004

Fax No.:  (202) 637-5910
Attention:  J. Warren Gorrell, Jr., Esq.

SECTION 11.03.  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04.  Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the REIT Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders.  This Agreement may not be amended and no provision of this Agreement may be waived, except by an instrument in writing signed by the Parent and the Company.

SECTION 11.05.  Entire Agreement; Assignment.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 8.03(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity).

SECTION 11.06.  Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 8.07, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Exchanging OP Unit Holders shall be third party beneficiaries of the representations and warranties of TZ REIT and TZ OP set forth in Article VI.  Without limiting the foregoing, (i) neither the Company nor the Partnership makes any representation or warranty of any kind whether express or implied, whether in this Agreement (including the Disclosure Schedule), or otherwise with respect to the Asset Sale or any other disposition, transfer, assignment, license or other similar transaction involving any of the Company Properties or other assets of the Company (other than the Mergers) concurrently with or at any time after the Effective Time and (ii) the representations and warranties set forth in this Agreement (including the Disclosure Schedule) are made solely for the benefit of the Parent and REIT Merger Sub and no other Person may rely on all or any part of such representations and warranties for any purpose.

SECTION 11.07.  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 11.08.  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that to the extent required by the Laws of the State of Maryland, the REIT Merger and the Partnership Merger shall be governed by, and construed in accordance with, the Laws of the State of Maryland regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.  All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York or Maryland (as applicable) state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York or Maryland (as applicable) state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 11.09.  Waiver of Jury Trial.

                EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

SECTION 11.10.  Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11.  Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.12.  Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Joseph E. Parsons
Name: Joseph E. Parsons
Title: Vice President

ATLAS MERGER SUB, INC.

By	/s/ Joseph E. Parsons
Name: Joseph E. Parsons
Title: Director

[Signature Page to Agreement and Plan of Merger dated December 21, 2005]

ATLAS PARTNERSHIP MERGER SUB, INC.

By	/s/ Victor J. Coleman
Name: Victor J. Coleman
Title: President

ARDEN REALTY, INC.

By	/s/ Richard S. Ziman
Name: Richard S. Ziman
Title: Chairman of the Board and Chief Executive Officer

ARDEN REALTY LIMITED PARTNERSHIP
By: Arden Realty, Inc.
a Maryland corporation
its General Partner

By	/s/ Richard S. Ziman
Name: Richard S. Ziman
Title: Chairman of the Board and Chief Executive Officer

TRIZEC PROPERTIES, INC.

By	/s/ Timothy H. Callahan
Name: Timothy H. Callahan
Title: President and Chief Executive Officer

TRIZEC HOLDINGS OPERATING LLC

By: Trizec Properties, Inc., a Delaware corporation, its Managing Member

By	/s/ Timothy H. Callahan
Name: Timothy H. Callahan
Title: President and Chief Executive Officer